Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

AQUAMED TECHNOLOGIES, INC.

AQ TOP, LLC

and

TO PHARMACEUTICALS, LLC

Dated as of November 27, 2018

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	2.18	Legal Proceedings; Orders	19

	2.19	Non-Contravention; Consents	19

	2.20	Financial Advisor	20

	2.21	Controlled Substances	20

	2.22	Full Disclosure	20

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		21

	3.1	Subsidiaries; Due Organization	21

	3.2	Authority; Binding Nature of Agreement	21

	3.3	Capitalization	22

	3.4	Financial Statements	23

	3.5	Absence of Undisclosed Liabilities	24

	3.6	Absence of Changes	24

	3.7	Title to Assets	24

	3.8	Loans	24

	3.9	Equipment; Real Property; Leasehold	25

	3.10	Intellectual Property	25

	3.11	Contracts and Commitments; No Default	27

	3.12	Compliance with Legal Requirements	29

	3.13	Governmental Authorizations	32

	3.14	Tax Matters.	32

	3.15	Employee and Labor Matters; Benefit Plans	34

	3.16	Environmental Matters	36

	3.17	Insurance	36

	3.18	Legal Proceedings; Orders	36

	3.19	No Vote Required	36

	3.20	Non-Contravention; Consents	36

	3.21	Financial Advisor	37

	3.22	No Additional Representations	37

	3.23	Merger Sub	38

	3.24	Valid Issuance	38

	3.25	No Ownership of Company Units	38

ARTICLE 4.	CERTAIN COVENANTS OF THE PARTIES		38

	4.1	Access and Investigation	38

	4.2	Company Audit	39

	4.3	Operation of the Business of the Company	39

	4.4	Operation of the Business of the Parent Entities	42

	4.5	Non-Solicitation	45

ARTICLE 5.	ADDITIONAL COVENANTS OF THE PARTIES		46

	5.1	Preparation of Registration Statement	47

	5.2	Regulatory Approvals and Related Matters	47

	5.3	Disclosure	47

	5.4	Obligations of Merger Sub	48

	5.5	Resignation of Managers and Officers	48

	5.6	Management of Parent and Surviving Company	48

	5.7	Section 16 Matters	48

	5.8	Internal Controls	48

	5.9	Takeover Statutes	49

	5.10	Private Placement	49

	5.11	Name Change	50

	5.12	Parent Charter and Bylaws Amendment	50

	5.13	Company Financial Statements	50

	5.14	Cooperation	51

	5.15	Member Approvals	51

	5.16	Transaction Expenses	51

	5.17	Further Assurances

ARTICLE 6.	CONDITIONS PRECEDENT TO OBLIGATIONS		53

	6.1	Accuracy of Representations	53

	6.2	Performance of Covenants	53

	6.3	Private Placement	53

	6.4	MEMBER Consent	53

	6.5	Documents	53

	6.6	No Company Material Adverse Effect	53

	6.7	No Restraints	54

	6.8	Derivative and Other Legal Actions	54

	6.9	Separation	54

	6.10	Registration Statement	54

	6.11	Audit	54

	6.12	VALUATION	54

	6.13	Affidavit	54

ARTICLE 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		55

	7.1	Accuracy of Representations	55

	7.2	Performance of Covenants	55

	7.3	Documents	55

	7.4	No Parent Material Adverse Effect	55

	7.5	No Restraints	55

	7.6	Derivative Actions	55

	7.7	Resignation and Appointment of Directors and Officers	56

ARTICLE 8.	TERMINATION		56

	8.1	Termination	56

	8.2	Effect of Termination	57

	8.3	Fees and Expenses	58

ARTICLE 9.	GENERAL PROVISIONS		58

	9.1	Survival	58

	9.2	Amendment	58

	9.3	Waiver.	58

	9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	58

	9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	59

	9.6	Attorneys’ Fees	59

	9.7	Assignability; No Third Party Rights	59

	9.8	Notices	59

	9.9	Severability	60

	9.10	Construction	61

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 27, 2018, by and among AquaMed Technologies, Inc., a Delaware corporation (“Parent”), AQ TOP, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“Merger Sub”), and TO Pharmaceuticals LLC, a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Exhibit A.

RECITALS

A.           Prior to the Effective Time on the Closing Date, Alliqua BioMedical, Inc. (“Alliqua”) will distribute to the Alliqua Stockholders (other than with respect to shares of Alliqua common stock held in treasury of Alliqua) and holders of certain warrants to purchase Alliqua common stock as of the Record Date (as defined and provided for in the Distribution Agreement) all of the issued and outstanding shares of Parent Common Stock, as provided for in the Distribution Agreement (the “Separation”); and

B.           Following the Separation, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, a Certificate of Merger in a form mutually acceptable to the parties (the “Certificate of Merger”) and the DLLCA (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C.           The parties intend for this Merger to qualify as a tax-free contribution under Section 351(a) of the Code by the members of the Company to the Parent. Pursuant to the foregoing, the historic shareholders of Parent will own less than 20% of Parent following the Merger (taking into account any stock of Parent issued in connection with the transactions contemplated under this Agreement).

D.           The Board of Directors of Parent has approved and declared advisable, and in the best interests of its stockholders, this Agreement, the Certificate of Merger, the Distribution Agreement and the Contemplated Transactions, including the Separation and the Merger.

E.           The Boards of Managers (as applicable) of Merger Sub and the Company have each duly approved and declared advisable this Agreement, the Certificate of Merger, the Merger and the other Contemplated Transactions.

F.           The Boards of Managers of Merger Sub and the Company have each (a) declared that it is in the best interests of their respective members that they enter into this Agreement and consummate the Merger and the other Contemplated Transactions, and (b)  resolved and agreed to recommend to their respective members that they vote in favor of the approval and adoption of this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

G.           On or prior to the date which is 30 days after the date on which the Registration Statement is filed with the SEC, the the holders of a majority of the membership interest of the Company (the “Majority TOP Members”) will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions (the “Member Consent”).

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H.           Immediately following execution of this Agreement, on the date of this Agreement, Parent, as the sole member of Merger Sub, will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions (the “Parent Consent”).

AGREEMENT

In consideration of the benefits to be derived from this Agreement and the Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the Certificate of Merger, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Merger and as a wholly owned subsidiary of Parent. The Company as the surviving company after the Merger is referred to as the “Surviving Company”.

1.2           Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Company, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Company’s debts, liabilities, and duties.

1.3           Closing; Effective Time. The consummation of the Merger (the “Closing”) shall, subject to Section 9.4, take place at the law offices of Haynes and Boone, LLP, legal counsel to Parent, located in New York, New York, on a date to be designated jointly by Parent and the Company, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such condition). The date on which the Closing actually takes place is referred to as the “Closing Date.”  The Merger shall become effective on the Closing Date upon the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger). The time when the Merger shall become effective is referred to herein as the “Effective Time”.

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1.4          Certificate of Formation; Managers and Officers. At the Effective Time:

(a)          the Certificate of Formation of the Merger Sub shall be the Certificate of Formation of the Surviving Company (except that such Certificate of Formation shall be amended to provide that the name of the Surviving Company will be “TO Pharma LLC”); and

(b)          the managers and officers of the Surviving Company and the Parent shall be those Persons identified on Schedule 1.4 or as shall be designated by the Company.

1.5          Conversion of Limited Liability Company Interests.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company:

(i)          any Company Units held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable in respect thereof;

(ii)         except as provided in clause (i) above and subject to Sections 1.5(b) and Section 1.5(c), each Company Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Per Unit Merger Consideration; and

(iii)        each unit of limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one unit of limited liability company interests of the Surviving Company, and shall be held by Parent.

(b)          If, during the period from the date of this Agreement through the Effective Time, the outstanding Company Units or Parent Common Stock are changed into a different number or class of shares or  units by reason of any reorganization, reclassification or recapitalization (e.g., any stock or unit split, division or subdivision of shares or units, stock or unit dividend, reverse stock or unit split, consolidation of shares or units, or other similar transaction), or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c)          No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each holder of Company Units, the Per Unit Merger Consideration shall be aggregated for all Company Units held by such holder and then rounded up to the nearest whole share of Parent Common Stock.

1.6          Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Units outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Units shall cease to have any rights as members of the Company, except the right to receive the Per Unit Merger Consideration; and (b) the transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time. No further transfer of any such Company Units shall be made on such stock transfer books after the Effective Time.

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1.7          Further Assurances; Taking of Further Action. Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and managers of the Surviving Company are hereby fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.8          Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a tax-free contribution under Section 351(a) of the Code.  The parties to this Agreement agree to report the Merger consistently with the foregoing, to the extent permitted by applicable law.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that (i) the representations and warranties set forth herein do not and shall not address or in any way relate to Jay Pharma, Inc., a Canadian corporation, Tikkun Pharma, Inc., a Delaware corporation or TOP Invest LLC, a Delaware limited liability company; and (ii) each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears and any other section of the Company Disclosure Schedule to which such exception or disclosure would reasonably relate):

2.1          Subsidiaries; Due Organization.

(a)          Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in  Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          The Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. The Company and its Subsidiaries have all necessary power and authority: (i) to conduct their business in the manner in which their business is currently being conducted; (ii) to own and use their assets in the manner in which such assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

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(c)          Each of the Company and its Subsidiaries is qualified or licensed to do business, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2          Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to receipt of the Member Consent, to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger in the manner required by applicable Legal Requirements. The Company Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its members, and recommended the adoption of this Agreement by the holders of Company Units and that this Agreement and the Merger be approved by the Majority TOP Members. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3          Capitalization.

(a)          As of the date of this Agreement, all of the outstanding equity capital of the Company is owned as set forth in Part 2.3(a) of the Company Disclosure Schedules. All of the outstanding limited liability company interests of the Company have been duly authorized and validly issued, are fully paid and non-assessable. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, none of the outstanding limited liability company interests of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any limited liability company interests of the Company. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding limited liability company interests of the Company.

(b)          Other than as set forth in Part 2.3(b) of the Company Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for Company Units, (ii) options, warrants, calls or other rights to purchase or subscribe for Company Units or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any Company Units, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

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2.4          Financial Statements.

(a)          The Company has delivered to Parent accurate and complete copies of the unaudited financial statements, including balance sheets and income statements, of the Company for the calendar years ended December 31, 2016 and December 31, 2017, and copies of the unaudited financial statements, including balance sheets and income statements, of the Company for the period from January 1, 2018 through September 30, 2018 (such balance sheet being referred to as the “Company Latest Balance Sheet”).

(b)          The financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such financial statements, (2) in the case of interim financial statements, such financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, and (3) as set forth in Part 2.4 of the Company Disclosure Schedule; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

2.5          Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP), whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet; (b) Liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; or (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice and which, individually or in the aggregate, are not material.

2.6          Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule and as contemplated by, or relating to, this Agreement, since the date of the Company Latest Balance Sheet, the Company and each Subsidiary has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice; provided, that for these purposes, adjustments to allocations of expenses shared with Affiliates shall not be considered to be an inconsistency with past practice. Since December 31, 2017 through the date hereof, the Company and its Subsidiaries have not taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 4.3 if taken or not taken, as applicable, after the date hereof without Parent’s consent after the date hereof. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)          there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

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(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance).

2.7          Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory or other assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company as being leased to the Company, and the Company enjoys undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8          Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by the Company to any Company Associate, other than routine travel and business expense advances made to managers or officers or other employees in the ordinary course of business.

2.9          Equipment; Real Property; Leasehold.

(a)          All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company and each Subsidiary are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and the Subsidiaries in the manner in which such business is currently being conducted. All of said assets are owned by the Company or the respective Subsidiary of the Company free and clear of any Encumbrances, except for Company Permitted Encumbrances.

(b)          Neither the Company nor any Subsidiary owns any real property.

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(c)          Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which the Company leases real property from any other Person for annual rent payments in excess of $10,000. (All real property leased to the Company pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company, is referred to as the “Company Leased Real Property”). Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than the Company. Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, since January 1, 2015, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10        Intellectual Property.

(a)          Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to or by the Company; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license). As of the Closing Date, the Company possesses valid rights to use each item of Company Registered IP listed in Part 2.10(a) of the Company Disclosure Schedule as it is used in connection with the operations of the business and, except as set forth in Part 2.10(a) of the Company Disclosure Schedule, each item of Company Registered IP that is necessary for operation of the business, and no additional item of Intellectual Property is required to operate the business.

(b)          The Company has delivered or made available to the Parent an accurate and complete copy of each standard form of the following documents and Contracts used at any time by the Company: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product; (ii) employee agreement containing any assignment or license to the Company of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to the Company of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)          Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company exclusively owns all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause (i) and (ii) of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

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(i)          to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)         the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret; and

(iii)        to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(d)          All Company Registered IP is, (i) to the Knowledge of the Company, valid, subsisting and enforceable (except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect), and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (ii) is not subject to any legal or administrative proceeding (including an IPR or PGR or equivalent proceeding) or, to the Company’s Knowledge, one that is threatened, that challenges the legality, validity, enforceability of, or Company’s ownership of, or right to use or otherwise exploit, the item; (iii) does not, to the Knowledge of the Company, have any reason to be considered invalid or unenforceable, except an ordinary course rejection of a patent application; and (iv) is presently pending or in force in accordance with its terms.

(e)          Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)          Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2015: (i) the Company has not received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person with respect to any Company Product), or the Company Products; and (ii) the Company has not sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

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(g)          To the Knowledge of the Company, the Company and none of the Company Products (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)          No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2015, has been pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)          The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Company or any of its Subsidiaries in its day-to-day operations (collectively, “IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business of the Company or any of its Subsidiaries within the past two (2) years. To the Knowledge of the Company, no other Person has gained unauthorized access to the IT Assets.

2.11        Contracts and Commitments; No Default.

(a)          Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, the Company is not a party to, nor are any assets of the Company bound by:

(i)          any Company Employee Agreement;

(ii)         any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)        any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

(iv)        any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to the Company, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of the Company in the three-month period ended September 30, 2018, or (E) is a material master services or product supply agreement;

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(v)         any Contract for the lease or sublease of the Company Leased Real Property;

(vi)        any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)       any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Company IP during the term of such agreement);

(viii)      any Contract imposing any restriction on the right or ability of the Company (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a manager, officer, employee, consultant or independent contractor;

(ix)         any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)          any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(xi)         any joint marketing or development agreement;

(xii)        any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Company or any Subsidiary for which a waiver of such right shall have not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Company or any Subsidiary;

(xiii)       outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xiv)      any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

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(b)          True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 (the “Material Company Contracts”) have been provided or made available to Parent for review. Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in material breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof by the Company. To the Knowledge of the Company, no other party to a Material Company Contract is in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof by such other party. Except as set forth on Part 2.11(b) of the Company Disclosure Schedule, no other party to a Material Company Contract (or any contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have a material adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company (a “Company Adverse Contract Notice”).

2.12        Compliance with Legal Requirements.

(a)          Except as set forth on Part 2.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are not and have not been at any time in conflict with any Legal Requirement, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound). The Company is otherwise in compliance with all Legal Requirements applicable to its business in all material respects. No investigation or review by any Governmental Body is pending or, to the Knowledge of Company, threatened against Company or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Company, nor has any Governmental Body indicated to the Company, any Subsidiary or its parent in writing an intention to conduct the same.

(b)          Except as set forth on Part 2.12(b) of the Company Disclosure Schedule, the Company and its Subsidiaries holds all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of the Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by the Company immediately prior to the Effective Time.  The Company has made available to Parent copies of all Company Permits and correspondence from the FDA or other comparable Governmental Body.

(c)          The Company and its Subsidiaries and to the Knowledge of the Company, Persons acting in concert with and on behalf of Company:

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(i)          have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C.  Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)         have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations.

(d)          None of the Company nor any Subsidiary of the Company, and to the Knowledge of Company, no Representative of any of the Company or any Subsidiary of the Company on their behalf with respect to any matter relating to any of the Company or any Subsidiary of the Company, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e)          No product or product candidate manufactured, tested, distributed, held, licensed or marketed (“Commercialized”) by or on behalf of the Company, or by or on behalf of any of its Subsidiaries, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Company or any Subsidiary of the Company, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company or by any Subsidiary of the Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, post-marketing clinical investigations, post-marketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers for any product or product candidate Commercialized by the Company or any Subsidiary of the Company.

(f)          Neither the Company nor any Subsidiary of the Company, or Persons acting in concert with or on behalf of the Company or any Subsidiary of the Company or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Company, or, any Subsidiary of the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

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(g)          Except as set forth on Part 2.12(g) of the Company Disclosure Schedule, all pre-clinical and clinical studies conducted by or on behalf of the Company relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)          The Company and each of Subsidiary of the Company have filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)          Company and each Subsidiary of the Company, and their Representatives are and at all times have been, in compliance with, and the business of the Company and its Subsidiaries (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, marketing, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of the Company) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the FDA (collectively with other applicable federal, state or foreign regulatory authorities and any Governmental Bodies, “Regulatory Authorities”), including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Company or its Subsidiaries of, or a failure on the part of Company or its Subsidiaries to comply with, any such Legal Requirements.

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2.13        Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since January 1, 2015 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth in any Company Disclosure Schedule, since January 1, 2015 until the date hereof, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14        Tax Matters.

(a)          Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(b)          The Company is not currently under (or since January 1, 2014 has not been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to the Company since January 1, 2014 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)          No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which appropriate reserves have been established on the Company Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of the Company except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

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(d)          The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company with respect to periods beginning on or after January 1, 2014.

(e)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f)          The Company is not a party to any Tax allocation or sharing agreement.

(g)          The Company has not been party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)          The Company has not taken nor agreed to take any action that would prevent the Merger from qualifying as a tax-free contribution under Section 351(a) of the Code. To the knowledge of the Company, the pre-Merger direct and indirect shareholders of the Company have no binding commitment in place to dispose of, or cause a disposition of, their Parent stock following the Merger.

(i)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.14 are the sole and exclusive representations and warranties of the Company pertaining to Tax matters.

2.15        Employee and Labor Matters; Benefit Plans.

(a)          Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the employment of the Company’s employees is terminable by the Company at will. The Company is not a party to, nor has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and to the Knowledge of the Company, there are no labor organizations or works councils representing, purporting to represent, or seeking to represent any employees of any of the Company.

(b)          To the Knowledge of the Company, there is no material claim pending or threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workplace safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

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(c)          Part 2.15(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by the Company and its Subsidiaries or any ERISA Affiliate of the Company and its Subsidiaries (collectively, the “Company Employee Plans”). Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Company Employee Plan, Company has made available to Parent, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(d)          Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. Neither the Company nor any Subsidiary of the Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans. All contributions required to be made by the Company and its Subsidiaries or any ERISA Affiliate of the Company and its Subsidiaries to any Company Employee Plan have been timely paid or accrued on the Company Audited Financial Statements (as defined below), if required under GAAP. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the Knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(e)          Neither the Company nor any of its Subsidiaries or its ERISA Affiliates has, during the last six (6) years from the date hereof, ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. Neither the Company nor any of its Subsidiaries or its ERISA Affiliates maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

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(g)          Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company is, and at all times has been, in compliance in all material respects with any Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(h)          There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to, nor has any obligation under, any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.15 are the sole and exclusive representations and warranties of the Company pertaining to benefits, employee and labor matters.

2.16        Environmental Matters.

(a)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company is in compliance with applicable Law relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company possesses all Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits; and (iii) no action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against the Company.

(b)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 2.16(a) are the sole and exclusive representations and warranties of the Company pertaining to environmental matters and Environmental Laws.

2.17         Insurance. Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Company true, complete and correct copies of all such Insurance Policies. All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such policies. There has been no threatened termination of, or material premium increases with respect to, any such policies.

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2.18        Legal Proceedings; Orders.

(a)          Except as set forth on Part 2.18(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, or any business of the Company, any of the assets owned, leased or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)          There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. No officer or other key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.19        Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DLLCA, and except as disclosed on Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of formation or limited liability company agreement of the Company; or (ii) any resolution adopted by the members, the Board of Managers or any committee of the Board of Managers of the Company;

(b)          contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

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(e)          result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by the Company (except for the Company Permitted Encumbrances or minor Encumbrances that will not, in any individual case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)          result in the disclosure or delivery to any escrow holder or other Person of any Company IP, or the transfer of any asset of the Company to any Person;

other than, in the case of clauses (b)-(e) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect.

Except as may be required by the DLLCA, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.20        Financial Advisor. Except as provided in Part 2.20 of the Company Disclosure Schedules or in Section 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company, other than in connection with the Private Placement.

2.21        Controlled Substances. Except as set forth in Part 2.21 of the Company Disclosure Schedule, none of the Company or any Subsidiary has engaged in any activities that constitute a material violation under the Controlled Substances Act, as amended, the United States Federal Food, Drug and Cosmetic Act, as amended, or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the purchasing, dispensing, distribution or sale of controlled substances.

2.22        Full Disclosure. Neither the representations and warranties in this Agreement, the information contained in the Company Disclosure Schedule nor any information provided to Parent and Merger Sub by the Company in the course of the Company’s discussions with Parent or its Representatives or Affiliates, contain any misstatement of material fact or omit to state a material fact necessary to prevent the statement made therein not misleading as of the date of this Agreement, and will not contain any misstatement of material fact or omit to state a material fact necessary to prevent the statement made therein not misleading at all times subsequent to the date of this Agreement.

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ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears) and any other section of the Parent Disclosure Schedule to which such exception or disclosure would reasonably relate):

3.1          Subsidiaries; Due Organization.

(a)          Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified or licensed to do business, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2          Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. The Parent Board by resolutions duly adopted at a meeting of the Parent Board: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.3          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100 shares of Parent Common Stock, of which 100 shares are issued and outstanding and (ii) zero shares of Parent Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable. None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent. None of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)          As of the date of this Agreement, no shares of Parent Common Stock set forth are subject to issuance pursuant to Parent Options, no shares of Parent Common Stock are subject to issuance pursuant to RSUs, and no shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under any equity plan of Parent. Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU, the dates on which the shares of Parent Common Stock are to be delivered, if different from the applicable vesting schedule. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards granted prior to December 31, 2013 were recorded on Parent’s financial statements (including any related notes thereto) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)          As of the date of this Agreement, those shares of Parent Common Stock set forth on Part 3.3(c) of the Parent Disclosure Schedule are subject to issuance pursuant to Parent Warrants. Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures. Other than the Parent Warrants, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

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(d)          All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)          All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4          Financial Statements.

(a)          Parent has delivered to the Company accurate and complete copies of the unaudited financial statements, including balance sheets and income statements, of Parent for the calendar years ended December 31, 2015, December 31, 2016 and December 31, 2017, and copies of the unaudited financial statements, including balance sheets and income statements, of Parent for the period from January 1, 2018 through September 30, 2018 (such balance sheet being referred to as the “Parent Latest Balance Sheet”).

(b)          The financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such financial statements, (2) in the case of interim financial statements, such financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, and (3) as set forth in Part 3.4 of the Parent Disclosure Schedule; and (ii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the financial statements of Parent.

(c)          Parent has no payables due to Alliqua or any Affiliates thereof, or any directors, employees, officers or stockholders thereof or any of their respective Affiliates, and no deferred Tax liabilities or any current portion of long term debt.

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3.5          Absence of Undisclosed Liabilities. Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; or (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice and which, individually or in the aggregate, are not material.

3.6          Absence of Changes. Except as set forth in Part 3.6 of the Parent Disclosure Schedule and as contemplated by, or relating to, this Agreement, since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Since December 31, 2017 through the date hereof, the Parent Entities have not taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 4.4 if taken or not taken, as applicable, after the date hereof without the Company’s consent after the date hereof. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)          there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7          Title to Assets. The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; and (iii) Encumbrances described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.8          Loans. Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

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3.9          Equipment; Real Property; Leasehold.

(a)          All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe working condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted and are listed on Schedule 3.9(a). All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for Parent Permitted Encumbrances.

(b)          No Parent Entity owns any real property.

(c)          Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $10,000 (all real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Entities, is referred to as the “Parent Leased Real Property”). Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since January 1, 2015, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10        Intellectual Property.

(a)          Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to or by any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license). As of the Closing Date, Parent possesses valid rights to use each item of Parent Registered IP listed in Section 3.10(a) of the Parent Disclosure Schedule as it is used in connection with the operations of the business and each item of Registered IP that is necessary for operation of the business, and no additional item of Intellectual Property is required to operate the business.

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(b)          Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)          Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i)          to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)         each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)        to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)          All Parent Registered IP (i) is, to the Knowledge of Parent, valid, subsisting and enforceable (except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect), and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (ii) is not subject to any legal or administrative proceeding (including an IPR or PGR or equivalent proceeding) or, to the Parent’s Knowledge, one that is threatened, that challenges the legality, validity, enforceability of, or Parent’s ownership of, or right to use or otherwise exploit, the item; (iii) does not, to the Knowledge of the Parent, have any reason to be considered invalid or unenforceable, except an ordinary course rejection of a patent application; and (iv) is presently pending or in force in accordance with its terms.

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(e)          Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)          Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2015: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person with respect to any Parent Product), or the Parent Products; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)          To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products has (i) infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)          No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2015, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)          The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business of Parnet or any of its Subsidiaries within the past two (2) years. To the Knowledge of Parent, no other Person has gained unauthorized access to the IT Assets. Parent and its Subsidiaries have implemented reasonable backup, archive, security and disaster recovery technology and processes.

3.11        Contracts and Commitments; No Default.

(a)          Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)          any Parent Employee Agreement;

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(ii)         any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)        any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)        any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Parent Entity in the three-month period ended September 30, 2018; or (E) is a material master services or product supply agreement;

(v)         any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)        any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)       any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)      any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)         any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)          any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(xi)         any joint marketing or development agreement;

(xii)        any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Parent Entities for which a waiver of such right shall have not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Parent Entities;

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(xiii)       outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xiv)      any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)          True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11, listed in Part 3.3(c) of the Parent Disclosure Schedule and the Adynxx Merger Agreement (the “Material Parent Contracts”) have been provided or made available to the Company for review. Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect. No Parent Entity is in material breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such material breach, violation or default thereunder or thereof by such Parent Entity. To the Knowledge of Parent, no other party to a Material Parent Contract is in material breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof by such other party. No other party to a Material Parent Contract has provided notice to the Parent of any plans, intentions or actions that would have a material adverse effect on the scope of services to be provided by or profitability of the Parent, or the availability of product or services being purchased by the Parent (a “Parent Adverse Contract Notice”).

3.12        Compliance with Legal Requirements.

(a)          Parent and its Subsidiaries are not and have not been at any time in conflict with any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected). Parent is otherwise in compliance with all Legal Requirements applicable to its business in all material respects.   No investigation or review by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries, nor any product Commercialized or intended to be Commercialized by Parent, nor has any Governmental Body indicated to a Parent Entity or its parent in writing an intention to conduct the same.

(b)          Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. Except as set forth in Part 3.09(b) of the Parent Disclosure Schedule, the rights and benefits of each Parent Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time.  Parent has made available to Company all Parent Permits and correspondence from the FDA or other comparable Governmental Body.

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(c)          The Parent and its Subsidiaries and to the Knowledge of Parent, Representatives of Parent:

(i)	have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)	have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of Parent nor its Subsidiaries, and to the Knowledge of Parent, no Representative of any of Parent or its Subsidiaries on their behalf with respect to any matter relating to Parent or its Subsidiaries, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e)          No product or product candidate Commercialized by or on behalf of Parent, or by or on behalf of any of its Subsidiaries, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Parent and its Subsidiaries, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Parent has, prior to the execution of this Agreement, provided or made available to Company all information about adverse drug experiences obtained or otherwise received by Parent or by any of its Subsidiaries from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, post-marketing clinical investigations, post-marketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate Commercialized by any of the Parent and its Subsidiaries.

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(f)          Neither Parent nor any of its Subsidiaries, or Persons acting in concert with or on behalf of Parent or any of its Subsidiaries or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Parent, or, any of its Subsidiaries, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g)          All pre-clinical and clinical studies relating to Parent Product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h)          Parent has, and each of its Subsidiaries have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)          Parent and the its Subsidiaries, and their Representatives, are and at all times have been, in compliance with, and the business of Parent and its Subsidiaries (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Parent) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Regulatory Authorities, including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a violation by Parent or its Subsidiaries of, or a failure on the part of Parent or its Subsidiaries to comply with, any such Legal Requirements.

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3.13        Governmental Authorizations. The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Parent Entity is, and at all times since January 1, 2015 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth in any Parent Disclosure Schedule, since January 1, 2015 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14        Tax Matters.

(a)          Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid. No Parent Entity is the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from a Parent Entity for any taxable period and no request for any such waiver or extension is currently pending.

(b)          No Parent Entity and no Parent Return is currently under (or since January 1, 2014 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2014 a notice or request to conduct a proposed audit or examination with respect to Taxes.

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(c)          No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)          Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2014.

(e)          Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(f)          Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)          None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)          No Parent Entity is a party to any Tax allocation or sharing agreement.

(i)          No Parent Entity is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)          No Parent Entity has been party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k)          No Parent Entity has agreed to make any adjustments or changes to its methods of accounting pursuant to Section 481 of the Code (or similar provision of state or local law) and no Governmental Body has proposed (orally or in writing, formally or informally) any such adjustment. No Parent Entity will be required to include in post-Closing income any amount resulting from a change in accounting method, installment sale, inter-company transaction or excess loss account or similar type of adjustment.

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(l)          No Parent Entity has taken nor agreed to take any action that would prevent the Merger from qualifying as a tax-free contribution under Section 351(a) of the Code.

(m)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.14 are the sole and exclusive representations and warranties of Parent and Merger Sub pertaining to Tax matters.

3.15        Employee and Labor Matters; Benefit Plans.

(a)          Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will. None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and to the Knowledge of Parent there are no labor organizations or works councils representing, purporting to represent or seeking to represent any employees of any of the Parent Entities.

(b)          To the Knowledge of Parent, there is no material claim pending or threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workplace safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)          Part 3.15(c) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Parent Entity or any ERISA Affiliate of any Parent Entity (collectively, the “Parent Employee Plans”). No Parent Entity nor, to the Knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements. The Parent Employee Plans are transferrable to Parent.

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(d)          Neither Parent nor any ERISA Affiliate of Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          None of the Parent Entities, nor any ERISA Affiliate of Parent, has, during the last six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, nor any ERISA Affiliate of Parent, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)          Except as set forth on Part 3.15(f) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)          Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, to the Knowledge of Parent, each of the Parent Entities and Parent Affiliates is, and at all times has been, in compliance in all material respects with any Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters.

(h)          There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.15 are the sole and exclusive representations and warranties of Parent and Merger Sub pertaining to employee and labor matters.

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3.16        Environmental Matters.

(a)          Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each Parent Entity is in compliance with all applicable Environmental Laws; (ii) each Parent Entity possesses all Permits required under Environmental Laws necessary for their respective operations, and such operations are in compliance with applicable Permits; and (iii) no action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of Parent, threatened in writing, against any Parent Entity.

(b)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties set forth in Section 3.16(a) are the sole and exclusive representations and warranties of Parent pertaining to environmental matters and Environmental Laws.

3.17        Insurance. Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. Parent has made available to the Company true, complete and correct copies of all such Insurance Policies.

3.18        Legal Proceedings; Orders.

(a)          Except as set forth on Part 3.18 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)          There is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject. No officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19        No Vote Required. After delivery of the Parent Consent, no vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger and this Agreement.

3.20        Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL and the DLLCA, and except as disclosed on Part 3.20 of the Parent Disclosure Schedule, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities;

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(b)          contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Parent Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances or minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities taken as a whole); or

(f)          result in the disclosure or delivery to any escrow holder or other Person of any material Parent IP, or the transfer of any asset of any of the Parent Entities to any Person;

other than, in the case of clauses (b)-(e) above, any such contravention, conflict, violations, breaches and defaults, or rights of termination or cancellation of obligations, which would not, individually or in the aggregate, have or would be reasonably expected to have a Parent Material Adverse Effect.

Except as may be required by the DGCL and/or the DLLCA, none of the Parent Entities is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21        Financial Advisor. Except for Bezalel Partners, LLC (“Bezalel”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. The Parent has furnished to the Company accurate and complete copies of all agreements related to the engagement of Bezalel under which any Parent Entity has or may have any right or obligation.

3.22        No Additional Representations. Neither the representations and warranties in this Agreement, the information contained in the Parent Disclosure Schedule nor any information provided to the Company by the Parent in the course of the Company’s discussions with Parent or its Representatives or Affiliates, contain any misstatement of material fact or omit to state a material fact necessary to prevent the statement made therein not misleading as of the date of this Agreement, and will not contain any misstatement of material fact or omit to state a material fact necessary to prevent the statement made therein not misleading at all times subsequent to the date of this Agreement.

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3.23        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the certificate of formation and limited liability company agreement of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.24        Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of the Parent Warrants, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.25        No Ownership of Company Units. As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any limited liability company interests of the Company, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any limited liability company interests of the Company, except pursuant to this Agreement.

ARTICLE 4.

CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and, subject to applicable Legal Requirements, to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be, subject to applicable Legal Requirements. During the Pre-Closing Period, the Company shall permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act, the Exchange Act and the rules and regulations relating thereto. During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Company to satisfy its post-Closing obligations under the Sarbanes-Oxley Act, the Exchange Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

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4.2          Company Audit. The Company and Parent will each use their commercially reasonable efforts to engage and cause an independent registered auditor to conduct and complete an audit of their respective financial statements for the years ended December 31, 2016 and December 31, 2017, pursuant to which the respective independent registered auditor shall have reported that the financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (ii) fairly present, in all material respects, the financial position of the Company or Parent, as applicable, as of the respective dates thereof and the results of operations and cash flows of the Company or Parent, as applicable, for the periods covered thereby (such audit, with respect to the Company, the “Company Audit”, and with respect to the Parent, the “Parent Audit”).

4.3          Operation of the Business of the Company.

(a)          During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that the Company conducts its business and operations in the ordinary course and in accordance in with past practices, pays its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and pays or performs other obligations when due; (ii) the Company shall use reasonable best efforts to ensure that the Company preserves intact the components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, threatened, against, involving or that would reasonably be expected to affect the Company and that relates to any of the Contemplated Transactions.

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(b)          Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and Company shall ensure that each of its Subsidiaries does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any securities, or repurchase, redeem or otherwise reacquire Company Units or other securities;

(ii)         sell, issue, grant or authorize the sale, issuance or grant of: (A) any Company Units or other security; (B) any option, call, warrant or right to acquire any Company Units or other security (or whose value is directly related to Company Units); or (C) any instrument convertible into or exchangeable for any Company Units or other security;

(iii)        amend, waive any of its rights under any employment agreement or arrangement applicable to the employees of the Company;

(iv)        amend or permit the adoption of any amendment to its certificate of formation, limited liability company agreement or other charter or organizational documents;

(v)         (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of limited liability company interests, unit split, reverse unit split, division or subdivision of units, consolidation of units or similar transaction;

(vi)        make any capital expenditure in excess of $75,000 (except that the Company may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to the Parent prior to the date of this Agreement);

(vii)       other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)      acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company, taken as a whole);

(ix)         make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x)          lend money to any Person;

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(xi)         except as may be required by Legal Requirement, establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its managers or any of its officers or other employees (except that the Company may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process);

(xii)        hire any employee at the level of Vice President or above or with an annual base salary in excess of $50,000, or promote any employee to the level of Vice President or above, except, with the prior written consent of Parent not to be unreasonably withheld, delayed or conditioned, and as determined reasonably necessary by the Company to prepare to become a public company, including without limitation the Company’s obligations pursuant to Section 5.8 hereof;

(xiii)       other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP, change any of its methods of accounting or accounting practices in any respect;

(xiv)      make any material Tax election;

(xv)       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions”;

(xvi)      settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company of not more than $20,000 in the aggregate; or

(xvii)     agree or commit to take any of the actions described in this Section 4.3(b).

(c)          During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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4.4          Operation of the Business of the Parent Entities.

(a)          During the Pre-Closing Period, except as set forth in Part 4.4(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, in connection with the Private Placement and consummation of the Adynxx Merger), as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance with past practices, pays its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and pays or performs other obligations when due; (ii) Parent shall use reasonable best efforts to attempt to ensure that each of the Parent Entities preserves intact the components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, threatened, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)          Except as set forth in Part 4.4(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, in connection with the Private Placement, the transactions contemplated by the Distribution Agreement, the Separation and consummation of the Adynxx Merger) or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)         sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security;

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(iii)        amend, waive any of its rights under or, except as contemplated by the terms of any equity plan of Parent, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.4(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of equity plan of Parent or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv)        amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

(v)         (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)        make any capital expenditure in excess of $75,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)       other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii)      acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole));

(ix)         make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x)          lend money to any Person;

(xi)         establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process);

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(xii)        hire any employee at the level of Vice President or above or with an annual base salary in excess of $50,000, or promote any employee to the level of Vice President or above;

(xiii)       other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)      make any material Tax election;

(xv)       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement;

(xvi)      settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $20,000 in the aggregate;

(xvii)     accelerate collection of any accounts receivable; or

(xviii)    agree or commit to take any of the actions described in this Section 4.4(b).

(c)          During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.4(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

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4.5          Non-Solicitation. (a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither Company nor Parent shall, directly or indirectly, and each shall cause its Subsidiaries and their respective officers, employees, directors and financial advisers to not, directly or indirectly, and shall use its reasonable best efforts to ensure that their Representatives do not, directly or indirectly:

(i)          solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)         furnish any information regarding the Company, or the Parent Entities, as applicable, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)        engage in discussions or negotiations with any Person relating to any Acquisition Proposal or Acquisition Inquiry; or

(iv)        otherwise cooperate with, participate in or facilitate any effort or attempt to make or implement an Acquisition Proposal or approve, agree to, recommend or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

(b)          Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(c)          Except in connection with the Adynxx Merger, each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company or Parent, as applicable, any confidential information provided by the Company or Parent, as applicable, to such Person (or certify in writing to the destruction of such information).

(d)          Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its shareholders under applicable Legal Requirements.

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ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1          Preparation of Registration Statement. As promptly as practicable following the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement. The Company shall use its reasonable best efforts to furnish to Parent all information concerning it as is required by the SEC or deemed necessary by the Parties to be included in the Registration Statement (including any financial statements required to be included therein). Without limiting the foregoing, the Company and Parent shall each provide (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by such Party’s independent auditor for the periods required to be included in the Registration Statement, (ii) management’s discussion and analysis of interim and annual financial statements for the periods required to be included in the Registration Statement, (iii) the consent of such Party’s independent auditor to include annual financial statement reports in the Registration Statement, (iv) information necessary to prepare selected and summary financial data, (v) information necessary to enable Parent to prepare required pro forma financial statements and related footnotes and (vi) any other information mutually agreed by Parent and the Company to be required or necessary to be included in the Registration Statement to the extent reasonably necessary to permit Parent to prepare the Registration Statement. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act and to keep the Registration Statement effective as long as is necessary to consummate the Distribution and the Parent Company Stock Issuance; provided, that such date is no earlier than the date on which the Parent would be reasonably able to meet its obligations and requirements as a public company with securities listed on the Exchange and is otherwise reasonably prepared to operate as a standalone entity taking into account all resources available to it under the Transaction Agreements and on commercially reasonable terms from third parties. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Registration Statement. The Parties shall cooperate in preparing and filing with the SEC any necessary correspondence and amendment or supplement to the Registration Statement. No amendment or supplement to the Registration Statement shall be filed without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act.

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5.2          Regulatory Approvals and Related Matters.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.2), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the Contemplated Transactions. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.3          Disclosure. Alliqua, Parent and the Company have agreed to the text of the joint press release announcing the signing of this Agreement in the form attached hereto as Exhibit B and Alliqua and Parent have prepared or will prepare a Current Report on Form 8-K reporting this Agreement, the text of such Current Report on Form 8-K to be subject to review and prior written consent (not to be unreasonably withheld, delayed or conditioned) by the Company. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before the Company or any of its Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the consent or review of Company.

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5.4          Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Company to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.5          Resignation of Managers and Officers. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each manager of the Company who will not be a member of the Parent Board following the Effective Time, solely with respect to such role, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a manager of the Company). Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board, and of each officer of Parent who will not be an officer of Parent following the Effective Time.

5.6          Management of Parent and Surviving Company. The parties shall take all actions necessary to ensure that, effective immediately following the Effective Time, the directors of the Parent, managers of the Surviving Company, and the officers of Parent and the Surviving Company shall consist of the Persons identified on Schedule 1.4 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), and obtain acceptances of such appointments to the extent required, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.7          Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. The parties will cooperate in good faith in connection with the subject matter of this Section 5.7.

5.8          Internal Controls. Prior to Closing, each of Parent, with respect to its business after giving effect to the Separation, and the Company, with respect to the business of the Company and its Subsidiaries, shall use its reasonable best efforts to implement such programs and take such steps as are reasonably necessary to (i) (A) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and is timely made known to the management of Parent by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (B) develop a system of internal controls, policies and procedures to be and remain in compliance with applicable Privacy and Information Security Requirements, (ii) cooperate reasonably with each other in (A) preparing for the transition and integration of the financial reporting systems of Parent and its Subsidiaries with the financial reporting systems of the Company and its Subsidiaries following the Effective Time and (B) to ensure that any transfer of data in connection with the Transactions is in compliance with applicable Privacy and Information Security Requirements, and (iii) otherwise enable Parent to maintain compliance with the provisions of (A) Section 404 of the Sarbanes-Oxley Act and (B) applicable Privacy and Information Security Requirements, in each case, following the Effective Time.

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5.9          Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Board of Directors or Managers (as applicable) shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.10        Private Placement.

(a)          Parent and the Company shall use their reasonable best efforts to, and to cause their respective Subsidiaries and Representatives and advisors to use their reasonable best efforts to, arrange and to consummate the Private Placement on terms and conditions reasonably acceptable to Parent and the Company and use their respective reasonable best efforts, as applicable, to cooperate in all aspects necessary or reasonably requested by Parent or the Company in connection with the arrangement and consummation of the Private Placement, including, without limitation, (A) participating in a reasonable number of meetings, presentations, and meetings with, and presentations to, prospective investors; (B) assisting with the marketing and due diligence efforts with respect to the Private Placement; (C) furnishing financial and other information regarding Parent, the Company and their respective Subsidiaries, as required by the Private Placement (all such information in this clause (C), the “Required Information”); and (D) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and Contracts to which any of Parent or the Company is a party, in each case to the extent required by the terms of the Private Placement. Without limiting the foregoing, Parent shall consult in good faith with the Company and its professional advisers regarding the material aspects of the Private Placement, including the form and manner thereof and shall consider in good faith comments provided by the Company and its professional advisers in consummating the Private Placement. Parent and the Company will update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading, as and to the extent required by the terms of the Private Placement.

(b)          Each of Parent and the Company shall use, and shall cause their respective Subsidiaries and Representatives and advisors to use, their reasonable best efforts to cooperate with each other, and assist in marketing Parent and the Parent Common Stock to potential investors, Company Unit holders, Parent stockholders and the general investment and capital market communities, including using reasonable best efforts to (i) participate in investor meetings and (ii) take the types of action and provide the types of information described in Section 5.10(a) as are appropriate in connection with such marketing and/or as may be reasonably requested by Parent or the Company.

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5.11        Name Change. The Board of Directors of Parent shall use their reasonable efforts to change the name of Parent after the Effective Time, to “TO Pharma LLC”.

5.12        Parent Charter and Bylaws Amendment. Immediately prior to the Effective Time Parent will amend and restate its certificate of incorporation in a form mutually acceptable to the parties (the “Parent Charter Amendment”) and file the Parent Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time and will amend and restate its bylaws in a form mutually acceptable to the parties, and, in each case, as so amended and restated, will be the certificate of incorporation and bylaws of Parent until thereafter amended as provided by Delaware Law and such certificate of incorporation and bylaws.

5.13        Company Financial Statements.

(a)          As promptly as practicable following the date of this Agreement, Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2016 and 2017, if any, for inclusion in the Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”).

(b)          As promptly as practicable following the date of this Agreement, Parent will furnish to Company (i) audited financial statements for the fiscal years ended 2016 and 2017, if any, for inclusion in the Registration Statement (the “Parent Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Parent Interim Financial Statements”)

(c)          Each of the (i) Company Audited Financial Statements and the Company Interim Financial Statements and (ii) Parent Audited Financial Statements and the Parent Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company or the Parent as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, or the Parent Audited Financial Statements or the Parent Interim Financial Statements, as the case may be.

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5.14        Cooperation. The Parties shall use their reasonable best efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a)          Parent will prepare and, subject to the reasonable review and comment by the Company, file, and shall use commercially reasonable efforts to cause Parent to have approved prior to the Effective Time, an application for the listing on the Exchange of the Parent Common Stock to be issued pursuant to the Contemplated Transactions, subject to official notice of issuance prior to the Closing Date.

(b)          Parent shall use commercially reasonable efforts to take such action as may be required under state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock pursuant to the Contemplated Transactions; provided, that, other than as required pursuant to the Registration Statement, Parent shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject or (iv) amend its certificate of incorporation or bylaws.

(c)          Where the cooperation of any third parties would be necessary in order for any party to completely fulfill its obligations under this Agreement, the Distribution Agreement or in connection with the Private Placement and/or the Adynxx Merger, such Party will use commercially reasonable efforts to seek the cooperation of such third parties.

5.15        Member Approvals.

(a)          Immediately following the execution and delivery of this Agreement, each of Parent and Merger Sub shall take all action necessary to obtain the Parent Consent and shall promptly (but in any event no later than twenty-four (24) hours following the date hereof) deliver written documentation of such approvals to the Company.

(b)          The Company shall take all action necessary to obtain the Member Consent and shall promptly (but in any event no later the date which is 30 days after the date on which the Registration Statement is filed with the SEC) deliver written documentation of such approval to Parent.

5.16        Transaction Expenses. At least three (3) Business Days prior to the Closing Date, (i) Parent shall use its reasonable best efforts to deliver to the Company and (ii) the Company shall use its reasonable best efforts to deliver to Parent, in each case, final invoices and/or releases for all its respective Transaction Expenses and those of their respective Affiliates that are to be paid by the Company, Parent or any of their respective Subsidiaries, which final invoices and/or releases shall be in form and substance reasonably satisfactory to the Party to which such invoice and/or release shall be delivered pursuant to this Section 5.16. All obligations of Parent or any of its Subsidiaries, under or with respect to such Transaction Expenses shall be satisfied and all amounts owing thereunder shall be paid in full upon receipt of the amounts indicated therein by Alliqua BioMedical, Inc. (“Alliqua”) and not from the assets of Parent or any of its Subsidiaries; except, that the Surviving Company shall pay a portion of such expenses equal to $100,000 from the proceeds of the Private Placement and shall reimburse $5,000 to Alliqua from the proceeds of the Private Placement for its payment of such amount in connection with the listing on the Exchange contemplated hereby. All obligations of the Company or any of its Subsidiaries, as applicable, under or with respect to such Transaction Expenses shall be satisfied and all amounts owing thereunder shall, prior to the Effective Time, be paid in full upon receipt of the amounts indicated therein from funds other than funds received in the Private Placement, except, that the Surviving Company shall pay a portion of such expenses equal to $200,000 from the proceeds of the Private Placement.

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5.18        Working Capital. As of the Closing Date, after giving effect to Section 5.16, (a) Parent and its Subsidiaries shall have Closing Working Capital of not less than $0, including any right to reimbursement pursuant to Section 5.16 and excluding any Transaction Expenses payable by the Surviving Corporation after the Closing Date; and (b) the Company and its Subsidiaries shall have Closing Working Capital of not less than $0, excluding any Transaction Expenses payable by the Surviving Corporation after the Closing Date.

5.19        Separation. Parent shall use commercially reasonable efforts to cause the Separation to be consummated in accordance with the Distribution Agreement.

5.20        Tax Matters.

(a)          Parent, Merger Sub and the Company shall use their respective reasonable best efforts to cause the Merger to qualify as a tax-free contribution under Section 351(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with any tax opinion or description of the U.S. federal income tax consequences of the Merger contained or set forth in the Registration Statement. None of Parent, Merger Sub or the Company shall (and each of the foregoing shall not permit or cause any affiliate or subsidiary to) take any actions, fail to take any actions, or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying as a tax-free contribution under Section 351(a) of the Code.

(b)          Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger described in Section 5.21(a), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.21        Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article 6 and Article 7. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

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ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1          Accuracy of Representations.

(a)          Each of the Company Designated Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

(b)          Each of the representations and warranties of the Company other than the Company Designated Representations and Section 2.14(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2          Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3          Private Placement. Parent shall have received binding commitments from investors to consummate the Private Placement immediately prior to the Effective Time.

6.4          Member Consent. The Company shall have obtained the Member Consent and such consent shall not have been invalidated or revoked and shall remain in full force and effect.

6.5          Documents. Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.6 have been duly satisfied.

6.6          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

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6.7          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8          Derivative and Other Legal Actions. There shall exist no legal action by one or more members of the Company that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company. There shall be no pending or threatened causes of actions or claims by any employees, officers, directors or managers of the Company or Parent, other than litigation arising in the ordinary course of business that is not reasonably expected to have a Company Material Adverse Effect.

6.9          Separation. The Separation shall have been consummated in accordance with the Distribution Agreement.

6.10        Registration Statement. (i) The Registration Statement shall have been declared effective in accordance with the Exchange Act and (ii) the shares of Parent Common Stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Contemplated Transactions shall have been approved for listing on the Exchange, subject to official notice of issuance.

6.11        Audit. The Company Audit shall have been completed, the results of which shall not reflect a Company Material Adverse Effect; provided that the parties acknowledge and agree that the inclusion of a going concern qualification in such audit report shall not constitute a Company Material Adverse Effect.

6.12        Valuation. On or prior to the date of this Agreement, the Parent Board shall have received an independent third-party valuation of the Parent Common Stock to be distributed pursuant to the Distribution Agreement.

6.13        Affidavit. The Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c).

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ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1          Accuracy of Representations.

(a)          Each of the Parent Designated Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

(b)          Each of the representations and warranties of Parent and Merger Sub other than the Parent Designated Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2          Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Documents. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

7.4          No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.5          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6          Derivative Actions. There shall exist no legal action by one or more shareholders of Parent that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company.

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7.7          Resignation and Appointment of Directors and Officers. Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent, to be effective as of the Effective Time, who are not identified on Schedule 1.4 as continuing officers or directors of Parent, and (b) certified resolutions of the Boards of Directors of Parent (i) causing the whole Board of Directors of Parent to consist of five directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent such individuals as necessary to cause the Boards of Directors of Parent as of the Effective Time to conform with the requirements of Schedule 1.4, and (iii) appointing as officers of Parent such individuals as necessary to cause the officers of Parent as of the Effective Time to conform with the requirements of Schedule 1.4. Parent shall also deliver resolutions, in its capacity as the sole shareholder of the Surviving Company as of the Effective Time, appointing persons to the Board of Managers of the Surviving Company, and resolutions of such Board of Managers appointing those persons identified in Section 1.4(b) to serve as officers of the Surviving Company.

7.8          Private Placement. Parent shall have received binding commitments from investors to consummate the Private Placement immediately prior to the Effective Time.

7.9          Separation. The Separation shall have been consummated in accordance with the Distribution Agreement.

7.10        Registration Statement. (i) The Registration Statement shall have been declared effective in accordance with the Exchange Act and (ii) the shares of Parent Common Stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Contemplated Transactions shall have been approved for listing on the Exchange, subject to official notice of issuance.

7.11        Audit. The Parent Audit shall have been completed, the results of which shall not reflect a Parent Material Adverse Effect; provided that the parties acknowledge and agree that the inclusion of a going concern qualification in such audit report shall not constitute a Parent Material Adverse Effect.

7.12        Affidavit. The Parent shall deliver to Company a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Parent is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c).

7.13        Tax Treatment. The parties who exchange Class A Units for Parent Common Stock, together with those who purchase Parent Common Stock for cash directly from Parent, together will own an amount of Parent Common Stock that satisfies the “control” requirement of Section 368(c) (after taking into account all transfers that could be part of the same transaction).

ARTICLE 8.

TERMINATION

8.1          Termination. This Agreement may be terminated prior to the Effective Time:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if the Merger shall not have been consummated by February 15, 2019 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

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(c)          by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (d) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(e)          by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

8.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, subject to the payment of fees to the extent required by Section 8.3 below, this Agreement shall be of no further force or effect; provided, however, that this Section 8.2 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach of this Agreement or fraud.

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8.3          Fees and Expenses. Unless otherwise mutually agreed to by Parent and the Company in writing, all fees and expenses incurred in connection with the Contemplated Transactions (including all Transaction Expenses) shall be paid by the Party incurring such fees or expenses.

ARTICLE 9.

GENERAL PROVISIONS

9.1          Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any actions for damages in respect of any breach thereof.

9.2          Amendment. This Agreement may be amended with the approval of the Board of Managers of the Company and the Board of Directors of the Parent at any time, subject to the approval of the Company members required by the DLLCA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3          Waiver.

(a)          Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)          No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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9.5          Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6          Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7          Assignability; No Third-Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except after the Effective Time with respect to the payment of consideration to holders of Company Units pursuant to Article 1 hereof.

9.8          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile or electronic transmission before 5:00 p.m. New York Time, when transmitted and receipt is confirmed; (d) if sent by facsimile or electronic transmission after 5:00 p.m. New York Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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if to Parent or Merger Sub:

c/o Alliqua BioMedical, Inc.
2150 Cabot Blvd. West, Suite B
Langhorne, PA 19047
Attention: David I. Johnson, President and Chief Executive Officer
Email: djohnson@alliqua.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attention: Rick A. Werner
Greg Kramer
Email: rick.werner@haynesboone.com
greg.kramer@haynesboone.com

if to the Company:

TO Pharmaceuticals, LLC
77 Water Street, 8th floor
New York, New York 10005
Attention:
Facsimile:

with a copy (which shall not constitute notice) to:

Kaufman & Associates, LLC
190 Motor Parkway, Suite 202
Hauppauge, New York 11788
Attention: Neil M. Kaufman
Facsimile: (631) 410-1007

9.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

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9.10        Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)          The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)          All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)          For purposes of disclosures required by Article 2 and Article 3 and the restrictions set forth in Sections 4.3 and 4.4, any references to amounts in dollars shall include foreign currency equivalents.

*  *  *  *  *  *  *

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

AQUAMED TECHNOLOGIES, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	CEO

AQ TOP, LLC

By:	/s/ David Johnson
Name:	David Johnson
Title:	CEO

TO PHARMACEUTICALS, LLC

By:	/s/ Seth Yakatan
Name:	Seth Yakatan
Title:	CEO

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by the Company to the Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)          any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third Person beneficially owning 20% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)          any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)          any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend;

provided; however, that the Private Placement, Separation, Distribution, and Adynxx Merger shall not be considered Acquisition Transactions.

“Adynxx Merger” shall mean the transactions contemplated by the Adynxx Merger Agreement.

“Adynxx Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization dated October 11, 2018 by and among Alliqua, Adynxx, Inc. and Embark Merger Sub Inc.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Class A Units” shall mean the Class A Units of the Company.

“Class B Units” shall mean the Class B Units of the Company.

“Closing Working Capital” shall mean (a) the Current Assets of a Person, minus (b) the Current Liabilities of a Person, determined as of the open of business on the Closing Date. For the avoidance of all doubt, the Closing Working Capital of a Person shall not include any proceeds received in the Private Placement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director, manager or statutory auditor of or to the Company or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Managers.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company is bound or under which the Company has any express obligation; or (c) under which the Company has any express right.

“Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.3(a) (the first sentence only) and 2.3(b).

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that the Company has prepared in accordance with the requirements of the Agreement and delivered to Parent on the date of the Agreement.

“Company Employee” shall mean any manager or any officer or other employee (full-time or part-time) of the Company.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

2

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products, or that are used in or necessary to the operation of the Company; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which the Company has (or purports to have) an ownership interest or a license or similar right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; or (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

 “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company; or (b) currently under development by or for the Company (whether or not in collaboration with another Person).

“Company Unit” shall mean the Class A Units and the Class B Units.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Certificate of Merger.

3

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“Current Assets” shall mean cash and cash equivalents, accounts receivable, inventory and prepaid expenses and other assets defined as current assets under GAAP, but excluding (a) the portion of any prepaid expense of which such Person will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” shall mean accounts payable, accrued Taxes and accrued expenses, including Transaction Expenses and other liabilities defined as current liabilities under GAAP, but excluding payables to any Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DGCL” shall mean the Delaware General Corporation Laws.

“Distribution Agreement” shall mean the Asset Contribution and Separation Agreement, by and between Alliqua and Parent, substantially in the form attached hereto as Exhibit C.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

4

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange” shall mean the Nasdaq Capital Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean such a ratio that shall be ratably adjusted on a sliding scale to provide that (a) in the event Company raises up to $10,000,000 in the Private Placement, the holders of the outstanding equity of Parent immediately prior to the Merger will own 10% of the Parent Fully Diluted Common Stock immediately following the Effective Time and the stockholders of the Company, including the investors in the Private Placement will own 90% of the Parent Fully Diluted Common Stock immediately following the Effective Time, before giving effect to the issuance of shares to Bezalel Partners, LLC and The Benchmark Company, LLC; and (b) in the event that more than $10,000,000 is raised in the Private Placement, any investment in excess of $10,000,000 shall dilute the post-Merger stockholders of Parent and the Company (including Bezalel Partners, LLC and The Benchmark Company, LLC) on a pro rata basis based on their relative pro forma ownership of Parent immediately after the Effective Time assuming the 90/10 split of Parent Fully Diluted Common Stock contemplated by clause (a) above.

“Financing” shall mean the sale and issuance of equity securities by the Parent to former or existing members or other investors or their respective Affiliates in the Company or its Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

5

“Hazardous Substances” means (i) any substance that is listed classified or regulated under any Environmental Laws as hazardous or toxic, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon or (iii) any other substance that may give rise to liability under any Environmental Laws.

“Indebtedness” shall mean (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Intellectual Property” shall mean algorithms, apparatuses, databases, data sets, data collections, diagrams, formulae, inventions (along with any developments, ideas, and concepts, in each case whether or not patentable or reduced to practice), trade secrets, know-how, and all other proprietary or confidential information (including customer lists, marketing and other business strategies, plans and projections, forms and types of financial, business, scientific, technical, economic or engineering information and ideas), know-how, logos, marks (including trademarks, service marks, corporate names, business names, trade dress, designs, emblems, tag lines, signs, insignia, brand names, product names, and slogans, and other similar designations of source), methods, patents and patent applications (including provisional, divisionals, continuations, continuations-in-part, reissues, extensions, substitutions and reexaminations), protocols, schematics, specifications, software (in any form, including source code and executable or object code) and all related data and documentation, techniques, user interfaces, URLs, Internet domain names, web sites, works of authorship (whether or not published, whether or not copyrightable and whether or not registered), rights of attribution and integrity, rights of publicity and privacy and rights to personal information,  and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

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“Intellectual Property Rights” shall mean all existing and future rights of the following types in Intellectual Property, which may exist or be created under the Legal Requirements of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, visual rights, moral rights and mask works; (b) trademark, service mark, logos, trade name and domain name rights, and other indicia of source and similar rights, and all the goodwill associated with the foregoing (whether or not registered), and all extensions, modifications, and renewals of the same; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including know-how; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations, and reissues and reexaminations of, and applications for, and rights to claim priority to or from, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the past, present, and future misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of a director, a manager or an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Gregg Robb or David Johnson.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Affiliate of Parent.

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“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a) (the first sentence only) and 3.3(b).

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that Parent prepared in accordance with the requirements of the Agreement and delivered to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or other award issued pursuant to an equity plan of Parent.

“Parent Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Parent Common Stock as of the applicable date, (b) the number of shares of Parent Common Stock that are issuable upon the exercise, conversion or exchange of any Parent Options, Parent Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Parent Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way), and (c) the shares of Parent Common Stock to be issued upon consummation of the Private Placement.

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries.

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“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv) or (v) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); or (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Note” shall mean any promissory note or other evidence of Indebtedness for borrowed money issued by Parent and convertible into Parent Common Stock.

“Parent Option” shall mean any option or other right to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to an equity plan, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

“Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to an equity plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

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“Parent Warrant” means each outstanding warrant to acquire equity securities of the Parent or any other right of any kind, other than a Parent Option or Parent RSU, to acquire capital stock of Parent.

“Per Unit Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to each holder of Company Units, the Per Unit Merger Consideration shall be aggregated for all Company Units held by such holder and then rounded down to the nearest whole number of shares of Parent Common Stock.

“Person” shall mean any individual, Entity or Governmental Body.

“Private Placement” shall mean a Financing in an aggregate amount equal to no less than $10,000,000.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, domain names, registered mask works and registered trademarks and all applications for any of the foregoing.

“Registration Statement” shall mean the registration statement on Form 10 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in connection with the Distribution.

“Representatives” shall mean directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or Board of Managers (as applicable) or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

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“Tax” shall mean (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Expenses” shall mean the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Contemplated Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Contemplated Transactions) that become due or payable to any manager, director, officer, employee or consultant of such Person in connection with the consummation of the Contemplated Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Contemplated Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Contemplated Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid.

“Voting Units” shall mean Company Units entitled to vote.

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Exhibit B

Press Release

Alliqua Biomedical to spin off and merge its Contract Manufacturing Business with TO Pharmaceuticals LLC to Create an Independent, Publicly Traded Company focused on Cannabinoid-Based Pharmaceutical Therapies.

LANGHORNE, Pa. (GLOBE NEWSWIRE) — Alliqua BioMedical, Inc. (Nasdaq: ALQA) and TO Pharmaceuticals LLC, a privately held cannabinoid-based pharmaceutical therapy company (“TOP”), today announced plans for Alliqua to spin off its AquaMed Technologies, Inc. (“Aquamed”) subsidiary, which develops, manufactures and markets high water content, electron beam cross-linked aqueous polymer sheet hydrogel products and merge it with TOP, creating a new public bio-pharmaceutical company to be called TO Pharma, focused on discovering, developing and commercializing novel therapeutics based on TOP’s proprietary cannabinoid product platform in a number of FDA-regulated clinical indications and in select OTC markets.

Upon consummation of the spin off and merger, Alliqua’s former shareholders will retain a minority stake with the former members of TOP holding a majority interest in TO Pharma. In connection with this transaction, TO Pharma intends to apply to list its shares of common stock on the Nasdaq Stock Market. “We are extremely excited to form this exciting new company in a fast-growing sector of the market” said Dave Johnson, CEO of Alliqua. “TOP is a leader in the cannabinoid therapy space, and we look forward to creating TO Pharma as a global leading cannabinoid pharmaceutical therapy-based company.”

Seth Yakatan, CEO of TOP, noted that “We are excited to combine TOP’s technology and research with the unique capabilities of AquaMed’s hydrogel technology, to form a truly global pharmaceutical company. We are excited and confident that the anticipated development of the combined business should generate significant shareholder value.”

Tsachi Cohen, founder of Tikun Olam Limited, the leading Israeli medical cannabis producer and international cannabis wellness brand, commented that “We are very excited about this transaction, as it represents a significant step towards the development and worldwide commercialization of pharmaceutical products based on Tikun Olam’s intellectual property, which we expect will greatly benefit patients worldwide.”

Structure of Transaction

Alliqua will distribute the shares of common stock of AquaMed on a pro rata basis to the record holders of Alliqua (the “Distribution”) prior to the consummation of Alliqua’s previously announced merger with Adynxx Inc. The merger will be structured as an equity exchange.

Upon closing, AquaMed will be renamed TO Pharma and will be headquartered in Langhorne, Pennsylvania , with TOP’s Seth Yakatan expected to serve as Chief Executive Officer and Alliqua’s David Johnson to serve as Chairman of the Board. The transaction has been approved by the boards of both Alliqua and TOP and is expected to close by the first quarter of 2019.

About Alliqua BioMedical, Inc.

Alliqua, through its AquaMed subsidiary, can provide a custom manufacturing solution to partners in the medical device; cosmetics; and OTC industry, utilizing its proprietary hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

About TO Pharmaceuticals

TO Pharmaceuticals LLC is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics based on its proprietary cannabinoid product platform in a number of FDA-regulated clinical indications and in select OTC markets. TOP is exclusively licensed worldwide to utilize the pharmaceutical intellectual property developed by Tikun Olam Limited.

About Tikun Olam Limited

Tikun Olam ("repair the world" in Hebrew) is globally recognized as the pioneer of modern medical cannabis. Since 2010, its products have been the subject of ongoing clinical trials and have been relied upon to treat over 20,000 patients in Israel’s regulated market for symptoms of conditions including cancer, PTSD, AIDS, epilepsy, Crohn's Disease/colitis, multiple sclerosis, cerebral palsy, chronic pain and neuropathy. The growing international network of Tikun Olam affiliates includes, among others, the USA’s T.O. Global, LLC, Canada’s MedReleaf and Australia’s Medifarm.

Forward Looking Statements

Statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements regarding the structure, timing and completion of the proposed transaction with TOP; the listing of the combined entity on the Nasdaq Capital Market after the proposed merger; our expectations regarding the capitalization, resources and ownership structure of the combined organization, including the amount of any financing to be raised; our expectations regarding the sufficiency of the combined organization's resources to fund the advancement of any development program or the completion of any clinical trial; the nature, strategy and focus of the combined organization; the safety, efficacy and projected development timeline and commercial potential of any product candidates; and the executive officer and board structure of the combined organization. Alliqua and/or TOP may not actually achieve the proposed spin-off and merger, or any plans or product development goals, in a timely manner, if at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Alliqua's and TOP’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Risks and uncertainties facing Alliqua are described more fully in Alliqua's periodic reports filed with the SEC available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Alliqua undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Exhibit C

Form of Distribution Agreement

ASSET CONTRIBUTION AND SEPARATION AGREEMENT

by and between

ALLIQUA BIOMEDICAL, INC.

and

ACQUAMED TECHNOLOGIES, INC.

Dated as of [●], 2018

ASSET CONTRIBUTION AND SEPARATION AGREEMENT

THIS ASSET CONTRIBUTION AND SEPARATION AGREEMENT (this “Agreement”) is entered into as of [●], 2018, by and among: Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), and AquaMed Technologies, Inc., a Delaware corporation (“AquaMed”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

BACKGROUND

WHEREAS, AquaMed, a wholly-owned subsidiary of Alliqua, currently conducts the AquaMed Business;

WHEREAS, (i) the Board of Directors of Alliqua (the “Board”) has (x) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in the best interests of Alliqua and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of AquaMed has approved this Agreement and each of the Ancillary Agreements (to the extent AquaMed is a party thereto);

WHEREAS, immediately following the Distribution AquaMed intends to consummate the merger and other transactions contemplated by the AquaMed Merger Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions and certain other agreements relating to the relationship of Alliqua and AquaMed and their respective subsidiaries as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1

THE CONTRIBUTION AND ASSUMPTION OF LIABILITIES

1.1          Contribution of Alliqua Assets. Alliqua shall contribute, transfer and convey, and issue to AquaMed, at the Closing, all of its right, title and interest in all assets primarily utilized in connection with the AquaMed Business, including without limitation the following tangible and intangible assets (collectively, the “Contributed Alliqua Assets”) on the terms and subject to the conditions set forth in this Agreement:

(a)          Patents and Patent Applications: All of the patents and patent applications primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(a), and all active prosecution cases related thereto (the patents and patent applications referred to in this Section 1.1(a), and all active prosecution cases related thereto, being referred to in this Agreement as the “Alliqua Contributed Patents”);

(b)          Other Intellectual Property: All of the trade secrets, know-how and other IP Rights (other than the Alliqua Contributed Patents), primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(b) (the Alliqua Contributed Patents, together with the IP Rights referred to in this Section 1.1(b), being referred to in this Agreement as the “Alliqua Contributed IP”);

(c)          Raw Materials: All of the raw materials primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(c) (the raw materials referred to in this Section 1.1(c) being referred to in this Agreement as the “Alliqua Contributed Raw Materials”); provided, however, that Alliqua shall not be obligated to contribute, transfer and convey any Alliqua Contributed Raw Materials that are lost or destroyed (without any intentional action by Alliqua) following the date hereof in the ordinary course of business;

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(d)          Equipment: All of the equipment primarily utilized in connection with the AquaMed Business, including without limitation that identified on Schedule 1.1(d) (it being understood that equipment owned by a Third Party and leased to Alliqua shall not constitute a Contributed Alliqua Asset, but all contracts or agreements or other rights relating thereto shall constitute Alliqua Contributed Assets);

(e)          Inventory: All of the finished goods, works in process, raw materials and supplies primarily utilized in connection with the AquaMed Business, including without limitation that identified on Schedule 1.1(e) to the extent in Alliqua’s possession on the Closing Date;

(f)          Contracts: All rights of Alliqua under the contracts primarily utilized in connection with the AquaMed Business, to the extent thereof, including without limitation those identified on Schedule 1.1(f) (the “Alliqua Contributed Contracts”);

(g)          Files and Records: (i) All books and records (including accounting records, vendor files, customer lists, accounts receivable and payable records) related to the Contributed Alliqua Assets, and (ii) all files and data identified on Schedule 1.1(g); provided, however, that Alliqua shall be entitled to retain, subject to the confidentiality obligations contained herein, copies of such items following the Closing;

(h)          Regulatory Filings: All of the Regulatory Filings of Alliqua related to the Contributed Alliqua Assets, including without limitation those identified on Schedule 1.1(h);

(i)           Government Authorizations.  To the extent permitted by law, all licenses, Government Authorizations, approvals and authorizations of Alliqua by any Governmental Body that are primarily utilized in connection with the AquaMed Business, including without limitation those identified on Schedule 1.1(i);

(j)           Prepaid Expenses: All prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees relating to the AquaMed Business or the Contributed Alliqua Assets that are identified on Schedule 1.1(j);

(k)          Warranties: All of Alliqua’s warranties, indemnities and all similar rights against third parties to the extent relating to the AquaMed Business or the Contributed Alliqua Assets;

(l)           Leases:  All of Alliqua’s right, title, and interest in and to those real property leases relating to or utilized in connection with the AquaMed Business, including without limitation those set forth on Schedule 1.1(1) (the “Assigned Alliqua Leases”);

(m)         Goodwill: All goodwill associated with, relating to or utilized in connection with the AquaMed Business or any of the Contributed Alliqua Assets.

(n)           For all purposes under this Agreement, and for purposes of the Contribution, Alliqua shall be deemed to be contributing, assigning, transferring or conveying those assets, rights and properties expressly identified as being contributed, transferred or conveyed by Alliqua as set forth above or on Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(c), Schedule 1.1(d), Schedule 1.1(e), Schedule 1.1(f), Schedule 1.1(g), Schedule 1.1(h), Schedule 1.1(i), Schedule 1.1(j) and Schedule 1.1(1), and good will associated there with and any other assets of Alliqua that are used exclusively in the AquaMed Business. All assets used in connection with the AquaMed Business which are not used exclusively by the AquaMed business are listed on Schedule 1.1(n).

1.2          Issuance to Alliqua of AquaMed Shares. At the Closing, as consideration for the Contributed Alliqua Assets, AquaMed shall issue and deliver to Alliqua _________ shares (the “AquaMed Shares”) of common stock of AquaMed (the “AquaMed Common Stock”).

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1.3          Assumption of Liabilities.

(a)          AquaMed Liabilities. Simultaneously with the Closing, AquaMed shall assume and be liable for, and shall pay, perform and discharge, when due, all of the following Liabilities, which shall be deemed “AquaMed Liabilities”: (i) all of the Liabilities set forth on the Carve-Out Balance Sheet, (ii) all Liabilities relating to or arising out of or resulting from (A) the operation of the AquaMed Business, as conducted at any time from its inception, at or after the Closing Date or (B) the ownership or use of the Contributed Alliqua Assets and (iii) Liabilities allocated to or assumed by AquaMed pursuant to the Tax Matters Agreement.

(b)          Alliqua Retained Liabilities.  Notwithstanding Section 1.3(a), the parties agree that AquaMed is not assuming, and the AquaMed Liabilities shall not include, any Liabilities of any Alliqua Group Member, whether in existence on or before or arising after the Closing Date, other than those specifically identified as AquaMed Liabilities in Section 1.3(a) above (collectively, the “Retained Alliqua Liabilities”).

(c)          Assumption Agreements. At the Closing, AquaMed shall assume the AquaMed Liabilities by delivery of an assumption agreement to Alliqua, substantially in the form of Exhibit B (the “Assumption Agreement”).

1.4          Consents; Assignments Not Effected at Closing.

(a)          Prior to Closing, and, prior to the Distribution, Alliqua and AquaMed shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any Consent required for the transfer and assignment of all Alliqua Contributed Contracts, to AquaMed, and to obtain any release, substitution or amendment required to novate any and all Alliqua Contributed Contracts or to obtain in writing the unconditional release of all Alliqua Group Members from such Alliqua Contributed Contracts, and to permit AquaMed to assume the rights and AquaMed Liabilities under the Alliqua Contributed Contracts.

(b)          Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 1.4, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery of any Contributed Alliqua Contract to AquaMed would require the Consent of a Person (including any Governmental Body), who is not a Party to this Agreement or an Affiliate of a Party to this Agreement, including any Consent required to release any Alliqua Group Member from a Alliqua Contributed Contract, and such Consent shall not have been obtained prior to the Closing, unless otherwise agreed by Alliqua in writing (following the closing of the transactions contemplated by the Adynxx Merger Agreement), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Alliqua Contributed Contract; provided, however, it being understood that, subject to the satisfaction or waiver of the conditions contained in ARTICLE 2 and ARTICLE 3, the Closing shall occur notwithstanding the foregoing.

(c)          If any Consent required for Alliqua to transfer or assign any Alliqua Contributed Contract to AquaMed is not obtained on or before Closing, for a two year period from and after the date hereof, Alliqua and AquaMed shall use commercially reasonable efforts, and shall cooperate with each other, following the Closing, at the sole cost and expense of AquaMed, to obtain such Consent.  Alliqua shall hold such Alliqua Contributed Contract for the use and benefit of AquaMed and its subsidiaries, and to the extent commercially reasonable and feasible and permitted by Applicable Law, Alliqua shall provide AquaMed and its subsidiaries with the use and possession of such Alliqua Contributed Contract prior to the receipt of the Consent required for the transfer of the Alliqua Contributed Contract to AquaMed or its subsidiaries.  AquaMed shall bear the risk of loss of such Alliqua Contributed Contract, until such Consent is received and the transfer is completed, and (i) any and all costs incurred by the Alliqua Group in connection with the continued possession or ownership of such Alliqua Contributed Contract prior to the date any such required Consent is obtained shall be borne and reimbursed, promptly upon request, to Alliqua by AquaMed, and (ii) all benefits in connection with the continued possession or ownership of such Alliqua Contributed Contract prior to the date any such required Consent is obtained shall be for the benefit of and provided, promptly upon request, by Alliqua to AquaMed or its subsidiaries.

(d)          After the Closing Date, Alliqua Group Members may receive mail, packages and other communications intended to be sent or properly belonging to AquaMed, and AquaMed may receive mail, packages and other communications intended to be sent or properly belonging to Alliqua Group Members. Accordingly, at all times after the Closing Date, the Alliqua Group Member or AquaMed receiving any such mail, package and other communication shall be entitled to open the same and to the extent that it does not relate to the business of the receiving company, the receiving company shall promptly deliver such mail, package or other communication (or, in case the same also relates to the business of the receiving company, copies thereof) to such the company to which it relates. The provisions of this Section 1.4(e) are not intended to, and shall not, be deemed to constitute an authorization by any Alliqua Group Member to permit AquaMed to accept service of process on its behalf or constitute AquaMed an agent for service of process, or authorization by AquaMed to permit any Alliqua Group Member to accept service of process on its behalf or constitute any Alliqua Group member an agent for service of process.

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1.5          Representations and Warranties.

(a)          Equipment. All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the AquaMed Business that are part of the Alliqua Contributed Assets are adequate for the uses to which they are being put by Alliqua, are in good and safe working condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the AquaMed Business in the manner in which such business is currently being conducted. All of said tangible assets are being delivered to AquaMed free and clear of any Encumbrances, except for Permitted Encumbrances.

(b)          Absence of Undisclosed Liabilities. AquaMed does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Carve-Out Balance Sheet; or (b) Liabilities incurred by AquaMed in the ordinary course of business after the date hereof and consistent with past practice and which, individually or in the aggregate, are not material.

1.6          Closing.

(a)          Subject to Section 1.4 and the satisfaction or waiver of the conditions set forth in ARTICLE 2 and ARTICLE 3, the closing of the Contribution, the Distribution, the issuance of the AquaMed Shares by AquaMed to Alliqua, in each case pursuant to this Agreement (the “Closing”), shall take place immediately prior to the closing of the transactions contemplated by the Adynxx Merger Agreement, assuming the satisfaction or waiver of the last of the conditions set forth in Articles 2 and 3 to be satisfied (other than those conditions that by their nature are to be satisfied at Closing, or at such other time and place as may be agreed upon by Alliqua and AquaMed). The Closing may be accomplished by the exchange of signatures by overnight mail or by scanned and emailed signatures, as the parties may deem appropriate.  For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place. In no event shall the Closing occur after the consummation of the transactions contemplated by the Adynxx Merger Agreement.

(b)          At the Closing, AquaMed shall issue the AquaMed Shares in accordance with Section 1.2 by book entry of such shares.

Article 2

CONDITIONS PRECEDENT TO ACQUAMED’S OBLIGATION TO CLOSE

AquaMed’s obligation to issue the AquaMed Shares and assume the AquaMed Assumed Liabilities and to take the other actions required to be taken by AquaMed at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AquaMed, in whole or in part, in writing):

2.1          Performance of Obligations. The covenants and obligations that Alliqua is required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed, and the representations and warranties of Alliqua in Article 1 hereof shall be true and correct, in each case in all material respects.

2.2          Closing Documents. AquaMed shall have received the following documents, each of which shall be in full force and effect:

(a)          the Assumption Agreement between AquaMed and Alliqua, duly executed by Alliqua;

(b)          each of the Ancillary Agreements, duly executed by Alliqua;

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(c)          a certificate of Alliqua’s Secretary, dated as of the Closing Date certifying: (i) the incumbency of the officers of Alliqua signing this Agreement, the Ancillary Agreements, and the other documents contemplated herein to be executed and delivered by Alliqua; and (ii) the resolutions of the Alliqua Board authorizing this Agreement and the Ancillary Agreements to which Alliqua is a party and the transactions contemplated herein and therein;

(d)          such bills of sale, endorsements, assignments, stock transfer powers, stock certificates, and other documents as AquaMed may, acting reasonably and in good faith, determine to be necessary or appropriate to assign, convey, transfer and deliver to AquaMed good and marketable title to the Alliqua Contributed Assets (including notice of assignment to AquaMed of the U.S. patents included in the Alliqua Contributed Patents); and

(e)          the Consents listed on Schedule 2.2(e) required to transfer or assign Contributed Alliqua Assets, including Alliqua Contributed Contracts, to AquaMed.

2.3          Contributed Alliqua Assets. Alliqua shall have contributed the Contributed Alliqua Assets to AquaMed.

2.4          No Proceedings. No Proceeding shall be pending or threatened in writing to enjoin, delay, prohibit or restrict the consummation of the Contribution.

2.5          No Orders. No Order issued by any Governmental Body of competent jurisdiction prohibiting the consummation of the Contribution shall be in effect.

2.6          Merger. The Agreement and Plan of Merger and Reorganization between AquaMed, AQ TOP, LLC and TO Pharmaceuticals, LLC dated November [___], 2018 (the “AquaMed Merger Agreement”), shall be in full force and effect and all conditions precedent required to be satisfied thereunder for the consummation of the merger and other transactions contemplated thereby to be consummated immediately following the Closing shall be so satisfied.

Article 3

CONDITIONS PRECEDENT TO ALLIQUA’S OBLIGATION TO CLOSE

Alliqua’s obligation to contribute the Contributed Alliqua Assets and to take the other actions required to be taken by Alliqua at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Alliqua, in whole or in part, in writing):

3.1          Performance of Obligations. The covenants and obligations that AquaMed are required to comply with or to perform at or prior to the Closing pursuant to this Agreement shall have been complied with and performed in all material respects.

3.2          Documents. Alliqua shall have received the following documents, each of which shall be in full force and effect:

(a)          the Assumption Agreement between AquaMed and Alliqua, duly executed by AquaMed;

(b)          share certificates (or at Alliqua’s election, evidence of book entry) representing the AquaMed Shares duly registered in the name of Alliqua;

(c)          each of the Ancillary Agreements, duly executed by AquaMed;

(d)          a certificate of AquaMed’s Secretary, dated as of the Closing Date certifying: (i) the incumbency of the officers of AquaMed signing this Agreement, the Ancillary Agreements, and the other documents contemplated herein to be executed and delivered by AquaMed and (ii) the resolutions of the board of directors of AquaMed authorizing this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated herein and therein;

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(e)          such assignments, assumption agreements and other documents as Alliqua may, acting reasonably and in good faith, determine to be necessary or appropriate to effect the assumption by AquaMed of the Assumed Alliqua Liabilities.

(f)          the Consents listed on Schedule 2.2(e) required to transfer or assign Contributed Alliqua Assets, including Alliqua Contributed Contracts to AquaMed; and

(g)          written agreements from all parties to Alliqua Contributed Contracts releasing Alliqua from any and all liabilities thereunder, or an indemnity in form and substance reasonably satisfactory to Alliqua and AquaMed pursuant to which AquaMed indemnifies and holds harmless AquaMed from liabilities resulting from the performance of such Alliqua Contributed Contracts by Aquamed or its subsidiaries.

3.3          No Proceedings. No Proceeding shall be pending or threatened in writing seeking to enjoin, delay, prohibit or restrict the consummation of the Contribution.

3.4          No Orders. No Order issued by any Governmental Body of competent jurisdiction prohibiting the consummation of the Contribution shall be in effect.

3.5          Merger.  The AquaMed Merger Agreement shall be in full force and effect and all conditions precedent required to be satisfied thereunder for the consummation of the merger and other transactions contemplated thereby to be consummated immediately following the Closing shall have been satisfied.

3.6          Adynxx Merger. The Agreement and Plan of Merger and Reorganization among Alliqua, Embark Merger Sub, Inc. and Adynxx, Inc. dated October 11, 2018 (the “Adynxx Merger Agreement”), shall be in full force and effect and the transactions contemplated thereby shall be consummated immediately following the Closing under this Agreement.

3.7          Form 10. The SEC shall have declared effective the Form 10, of which the Information Statement forms a part, and no order terminating the registration of the Common Stock under the Exchange Act will be in effect, no Proceeding seeking to terminate such registration shall be pending before or threatened by the SEC, and distribution of the Information Statement (or the Notice of Internet Availability of the Information Statement if permitted as a means of delivery under applicable Legal Requirements) shall have been commenced to Registered Holders of Alliqua Common Stock; and

3.8          NASDAQ Listing. The AquaMed Shares shall have been approved and accepted for listing on the Nasdaq Capital Market (or such other national securities exchange registered with the SEC under Section 6 of the Exchange Act), subject to official notice of issuance.

3.9          Third Party Valuation. Alliqua shall have received an independent third party valuation of the AquaMed Shares to be distributed in the Distribution.

3.10        Tax. Alliqua shall be satisfied the transactions contemplated by this Agreement, including the contribution of the Contributed Alliqua Assets to AquaMed and the Distribution, will not result in any material Tax payable by Alliqua.

Article 4

THE DISTRIBUTION

4.1          Stock Dividend to Alliqua Shareholders; Distribution. Immediately following the Closing and prior to the closing of the transactions contemplated by the Adynxx Merger Agreement, Alliqua shall cause the Distribution Agent to issue pro rata to the Record Holders the AquaMed Shares (such issuance, the “Distribution”) and shall credit the appropriate number of AquaMed Shares to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own Alliqua Common Stock through a broker or other nominee, their AquaMed Shares will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of AquaMed Common Stock (and, if applicable, cash in lieu of any fractional shares) such shareholder is entitled to in the Distribution.

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4.2          Fractional Shares. Record Holders who, after aggregating the number of AquaMed Shares (or fractions thereof) to which such shareholder is entitled to receive in the Distribution, would be entitled to receive a fraction of a share of AquaMed Common Stock in the Distribution, will receive cash in lieu of a fractional share. Fractional shares of AquaMed Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Closing Date, (a) determine the number of whole shares and fractional shares of AquaMed Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of AquaMed Common Stock after making appropriate deductions for any amounts required to be withheld for United States federal income tax purposes. AquaMed shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Closing Date as practicable and as determined by the Distribution Agent. None of the Alliqua Group Members, AquaMed or the Distribution Agent will guarantee any minimum sale price for the fractional shares of AquaMed Common Stock.  No Alliqua Group Member or AquaMed will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Alliqua or AquaMed.

4.3          Adjustment to Number of AquaMed Shares. Prior to the Closing Date, AquaMed shall amend its Certificate of Incorporation to effect a split up of the Common Stock, or shall issue to Alliqua as a stock dividend, such that Alliqua shall hold on the Distribution Date the number of shares of AquaMed Common Stock as may be determined pursuant to the AquaMed Merger Agreement.

4.4          Actions in Connection with the Distribution. Prior to the Closing Date, AquaMed shall take the following actions to facilitate the Distribution in compliance with applicable Legal Requirements.

(a)          Promptly following execution of this Agreement, AquaMed shall file with the SEC a Form 10 to register the AquaMed Shares under Section 12(b) of the Exchange Act.  AquaMed shall file such amendments, supplements, and exhibits to its Form 10 as the SEC may require and as may be necessary in order to cause the Form 10 to become and remain effective under the Exchange Act. AquaMed shall mail (or deliver by electronic means where not prohibited by applicable Legal Requirements) to the Record Holders of Alliqua common shares, at such time on or prior to the Closing Date as Alliqua shall reasonably determine, the Information Statement (or a Notice of Internet Availability of such Information Statement if permitted as a means of delivery under applicable Legal Requirements), as well as any other information concerning AquaMed, its business, operations and management, the Contribution, and such other matters as are necessary and as may be required by applicable Legal Requirements.  Promptly after receiving a request from Alliqua, AquaMed shall prepare and, in accordance with applicable Legal Requirements, file with the SEC any such documentation that is reasonably necessary to effectuate the Distribution, and AquaMed shall use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)          AquaMed shall use commercially reasonable efforts to prepare and have approved and made effective, an application for the original listing of the AquaMed Shares on the Nasdaq Capital Market (or such other national securities exchange registered with the SEC under Section 6 of the Exchange Act), subject to official notice of distribution which application of original listing shall be initially submitted as promptly as reasonably practicable following the execution of this Agreement.

(c)          Nothing in this Section 4.5 shall be deemed to shift or otherwise impose on Alliqua liability for any portion of the Form 10 or Information Statement.

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Article 5

THE MERGER

5.1          The Merger. AquaMed shall not enter into any amendment or modification to or waive any provision of the AquaMed Merger Agreement or terminate the AquaMed Merger Agreement, in any case, without the prior written consent of Alliqua.  AquaMed will use its reasonable best efforts to cause the transactions contemplated by the AquaMed Merger Agreement to be consummated.

Article 6

POST-CLOSING COVENANTS

6.1          Further Assurances.

(a)          From and after the Closing, each Party shall cooperate with the other Party, and shall cause to be executed and delivered such documents as the other Party may reasonably request for the purpose of perfecting, completing, or documenting the transactions contemplated by this Agreement, the cost of which shall be borne by the requesting party.

(b)          After the Closing, if Alliqua or any Alliqua Group Member receives any payment, refund or other amount that is a Contributed Alliqua Asset or otherwise belongs to AquaMed, Alliqua shall promptly remit or shall cause to be remitted such amount to AquaMed.  Any payment, refund or other amount that relates to an Alliqua Contributed Asset, including any Alliqua Contributed Contract, shall belong to AquaMed unless such payment, refund, or other amount is not an Alliqua Contributed Asset.

(c)          After the Closing, if AquaMed receives any payment, refund or other amount that is properly due and owing to an Alliqua Group Member, AquaMed shall promptly remit or shall cause to be remitted such amount to Alliqua Group Member.

6.2          Post-Closing Access. Each Party agrees to provide the assistance and access set forth in this Section 6.2, subject to Section 6.3.

(a)          During the Access Period each Party shall provide the other Party the following information, access, and assistance:

(i)          Access to Books and Records.  Reasonable access to its properties, books and records, and personnel having knowledge of the content of such books and records, for purposes reasonably related to compliance with Legal Requirements.

(ii)         Work Papers and Auditor Personnel. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 6.3, AquaMed shall authorize and request its auditors to make reasonably available to Alliqua’s auditors both the personnel who performed (if such personnel are still employees of AquaMed) or are performing the annual audits of AquaMed’s financial statements and copies of work papers related to the annual audits (subject to the execution of any reasonable and customary access letters that AquaMed’s auditors may require in connection with the review of such work papers by Alliqua’s auditors), in all cases within a reasonable time prior to Alliqua’s auditors’ opinion date, to the extent practicable, so that Alliqua’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the AquaMed’s auditors as it relates to Alliqua’s auditors’ report on Alliqua’s financial statements, all within sufficient time to enable Alliqua to timely file its annual audited financial statements with the SEC. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 6.3, Alliqua shall authorize and request its auditors to make reasonably available to Aquamed’s auditors both the personnel who performed (if such personnel are still employees of Alliqua or its successor) or are performing the annual audits of Alliqua’s financial statements and copies of work papers related to the annual audits (subject to the execution of any reasonable and customary access letters that Alliqua’s auditors may require in connection with the review of such work papers by AquaMed’s auditors), in all cases within a reasonable time prior to AquaMed’s auditors’ opinion date, to the extent practicable, so that AquaMed’s auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Alliqua’s auditors as it relates to AquaMed’s auditors’ report on AquaMed’s financial statements, all within sufficient time to enable AquaMed to timely file its annual audited financial statements with the SEC.

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(iii)        Current, Quarterly and Annual Reports. Until the date that is twelve months after the Closing Date, at least two (2) Business Days prior to the earlier of public dissemination or filing with the SEC, each Party shall deliver to the other Party, a reasonably complete draft of any earnings news release, any filing with the SEC, including, but not limited to Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statement or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3, and any amendments thereof; provided, that, to the extent AquaMed’s first proxy statement for an annual meeting of shareholders held after the fiscal year during which the Distribution occurs discusses Alliqua compensation programs, AquaMed shall substantially conform its proxy statement to Alliqua’s proxy statement (or to information that Alliqua provides to AquaMed under cover of a written communication stating that Alliqua intends to include such information in Alliqua’s proxy statement) for such year so long as Alliqua delivers such information to AquaMed at least ten (10) Business Days’ prior to AquaMed’s proposed filing of its preliminary proxy statement for such year. Each Party shall notify the other Party as soon as reasonably practicable after becoming aware of any material accounting differences between the financial statements to be included in such Party’s Annual Report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 filed by AquaMed in connection with the Distribution or the Form 8-K to filed by Alliqua on or about the time of the Distribution. If any such differences are disclosed to any Party as provided in this paragraph, the Parties shall meet or otherwise confer as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report on Form 10-K, to resolve such differences and the effects thereof on the Parties’ applicable Annual Reports on Form 10-K.

(iv)        Other Information by Alliqua. Subject to compliance with the terms of the Ancillary Agreements, Alliqua shall provide AquaMed information that (A) primarily relates to AquaMed or the AquaMed Business, as the case may be, or (B) is necessary for AquaMed to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which any Alliqua Group Member and AquaMed are parties.  Such information shall be provided, as soon as reasonably practicable following the receipt of such request, at the expense of AquaMed.  Alliqua shall be required to provide only such information in the possession or control of Alliqua or any Aliqua Group Member or any Affiliate of Alliqua, and only to the extent such information is not already in the possession or control of AquaMed.  Alliqua may provide appropriate copies of such information, except that originals shall be provided if AquaMed has a reasonable need for such originals; provided that, to the extent any originals are delivered to AquaMed pursuant to this Agreement or the Ancillary Agreements, AquaMed shall, at its own expense, return them to Alliqua within a reasonable time after the need to retain such originals has ceased.  If Alliqua, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Alliqua shall not be obligated to provide such information requested by AquaMed.

(v)         Other Information by AquaMed. Subject to compliance with the terms of the Ancillary Agreements, AquaMed shall provide Alliqua information that (A) primarily relates to Alliqua or the Alliqua Business, as the case may be, or (B) is necessary for Alliqua to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which AquaMed and/or Alliqua are parties.  Such information shall be provided, as soon as reasonably practicable following the receipt of such request, at the expense of Alliqua.  AquaMed shall be required to provide only such information in the possession or control of AquaMed or any of AquaMed’s Affiliates, and only to the extent such information is not already in the possession or control of Alliqua.  AquaMed may provide appropriate copies of such information, except that originals shall be provided if Alliqua has a reasonable need for such originals; provided that, to the extent any originals are delivered to Alliqua pursuant to this Agreement or the Ancillary Agreements, Alliqua shall, at its own expense, return them to AquaMed within a reasonable time after the need to retain such originals has ceased.  If AquaMed, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, AquaMed shall not be obligated to provide such information requested by Alliqua.

(b)          Other than in circumstances in which indemnification is sought pursuant to ARTICLE 8 (in which event the provisions of such ARTICLE 8 shall govern) or for matters related to provision of tax records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information, at all times, each Party shall provide the other Party the following information, access, and assistance at all times:

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(i)          Alliqua shall provide AquaMed all information that (A) is reasonably required by AquaMed to comply with reporting, disclosure, filing or other requirements imposed on AquaMed (including under applicable securities Legal Requirements) by a Governmental Body having jurisdiction over AquaMed, or (B) is for use in any Proceeding (other an a Proceeding in which any  Alliqua Group Member is an opposing party) or in order to satisfy audit, accounting, claims, regulatory, litigation, or other similar requirements, as applicable. Alliqua shall be required to provide only such information in the possession or control of Alliqua or any Alliqua Group Member or any Affilaite of Alliqua, and only to the extent such information is not already in the possession or control of AquaMed.  Alliqua may provide appropriate copies of such information, except that originals shall be provided if AquaMed has a reasonable need for such originals; provided that, to the extent any originals are delivered to AquaMed pursuant to this Agreement or the Ancillary Agreements, AquaMed shall, at its own expense, return them to Alliqua within a reasonable time after the need to retain such originals has ceased.  If Alliqua, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Alliqua shall not be obligated to provide such information requested by AquaMed.

(ii)         AquaMed shall provide Alliqua all information that (A) is reasonably required by Alliqua to comply with reporting, disclosure, filing or other requirements imposed on Alliqua (including under applicable securities Legal Requirements) by a Governmental Entity having jurisdiction over Alliqua, or (B) is for use in any Proceeding (other an a Proceeding in which AquaMed is an opposing party) or in order to satisfy audit, accounting, claims, regulatory, litigation, or other similar requirements, as applicable. AquaMed shall be required to provide only such information in the possession or control of AquaMed or any of AquaMed’s Affiliates, and only to the extent such information is not already in the possession or control of Alliqua.  AquaMed may provide appropriate copies of such information, except that originals shall be provided if Alliqua has a reasonable need for such originals; provided that, to the extent any originals are delivered to Alliqua pursuant to this Agreement or the Ancillary Agreements, Alliqua shall, at its own expense, return them to AquaMed within a reasonable time after the need to retain such originals has ceased.  If AquaMed, in its sole discretion, determines that any such access or the provision of any such information would violate any Legal Requirement or any Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, AquaMed shall not be obligated to provide such information requested by Alliqua.

(c)          Nothing in this Section 6.2 shall require any Party to violate any Contract with any Third Party regarding the confidentiality of confidential and proprietary information belonging or relating to that Third Party or its business; provided, however, that in the event that a Party is required to provide any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information.

(d)          Each Party shall inform its officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 6.2 of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(e)          The Parties acknowledge that information provided under this Section 6.2 may constitute material, nonpublic information, and trading in the securities of a Party (or the securities of its Affiliates, subsidiaries or partners) while in possession of such material, nonpublic material information may constitute a violation of the United States federal securities Legal Requirements.

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6.3          Confidentiality.

(a)          Confidential Information pertaining to the Alliqua Business or any Alliqua Group Member shall be deemed to belong to the Alliqua Group.  Confidential Information pertaining to the AquaMed Business or AquaMed shall be deemed to belong to AquaMed. Confidential Information pertaining to the Alliqua Business and the AquaMed Business, or to an Alliqua Group Member and AquaMed (“Jointly Owned Confidential Information”), shall be deemed to belong to both the Alliqua Group and AquaMed . Except as otherwise provided in the Ancillary Agreements, each Party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose, release or use (including for any ongoing or future commercial purpose) Confidential Information belonging to the other Party, without the prior written consent of the Party to whom the Confidential Information belongs, which consent, in each case, may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of the obligation to hold such information confidential, and in respect of whose failure to comply with such obligations the applicable Party will be responsible, (ii) if any Party or any of its Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirement (including the rules and regulations promulgated by the SEC) or stock exchange rule or is advised by outside counsel in connection with a Proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any Proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or an Ancillary Agreement, (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information, and (vii) in the case of Jointly Owned Confidential Information, for any and all uses and purposes, subject to any agreement between the Parties that jointly own such Confidential Information, but in the absence of any such agreement, disclosure of Jointly Owned Confidential Information to a Third Party shall be subject to either obtaining the consent of the joint owner or obtaining a written agreement in customary form and scope from the Third Party to maintain the confidentiality of such Confidential Information.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), or (v) of this Section, each Party, as applicable, shall promptly notify (to the extent permissible by law) the Party to whom the Confidential Information belongs of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which is subject to the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information. As used in this Agreement, Confidential Information includes the following information:  know-how; experiments and experimental design; formulas; processes; product ideas; inventions (whether patentable or not); unpublished patent applications; trade secrets; improvements; copyrightable materials; schematics; non-clinical and clinical data; product and service pricing; personnel and compensation; customers; business opportunity; laboratory note books; laboratory analysis and reports; protocols and techniques; procedure and operating manuals; studies; contracts and agreements; records; systems and programs; computer source code; business, financial, and product development plans, forecasts, and strategies; financial information; income tax returns; communications to or from attorneys and attorney work product; communications to and from accountants and accountant work papers; communications to and from Government Bodies; information subject to a confidentiality or non-disclosure agreement benefiting a Third Party. “Confidential Information” shall not include any information which: (w) is in the public domain at the time of disclosure or which thereafter enters the public domain through no improper action or inaction by the receiving Party; (x) was in the possession of or known by the receiving Party prior to receipt from the disclosing Party as shown by the receiving Party’s files and records in existence prior to the time of disclosure; (y) was disclosed to the receiving Party or any by a third party who did not receive the information from the disclosing Party under restriction prohibiting disclosure to the receiving Party; or (z) was independently developed by the receiving Party without the use of Confidential Information provided by the disclosing Party.

(b)          Each Party acknowledges that it may have in its possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party.  Each Party shall comply, and shall cause its officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such Third Party agreements, with respect to any confidential and proprietary information of Third Parties to which it has had access.

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(c)          Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential information if they exercise at least the same degree of care that applies to their respective confidential and proprietary information pursuant to policies in effect as of the Closing and (ii) confidentiality obligations provided for in any Contract between each Party and its employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party (the “Other Party”) as of the Closing Date may continue to be used by such Other Party in and only in the operation of the AquaMed Business (if the Other Party is AquaMed) or the Alliqua Business (if the Other Party is a Alliqua Group Member); provided that such Confidential information may only be shared with additional officers, employees, agents, consultants and advisors of such Other Party on a need-to-know basis exclusively with regard to such permitted use; provided, further, that such Confidential information may be used only so long as the Confidential information is maintained in confidence and not disclosed in violation of this Section 6.3.

(d)          The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.3 are not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction to enforce specifically the terms and provisions of this Section 6.3 in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)          For the avoidance of doubt and notwithstanding any other provision of this Section 6.3, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.4, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f)          The rights and obligations of Alliqua under this Section 6.3 shall apply as well to each Alliqua Group Member with respect to such Alliqua Group Member’s own Confidential Information and Confidential Information disclosed to it by AquaMed.  The rights and obligations of AquaMed under this Section 6.3 shall apply to AquaMed and its subsidiaries with respect to AquaMed ’s own Confidential Information and any Confidential Information disclosed to it by any Alliqua Group Member.

6.4          Privilege Matters.

(a)          Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution have been and will be rendered for the collective benefit of each of the Alliqua Group Members and AquaMed, and that each of the Alliqua Group Members and AquaMed should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.4 includes, but is not limited to, services rendered by legal counsel retained or employed by any Alliqua Group Member or AquaMed, including outside counsel and in-house counsel.

(b)          Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution to the Alliqua Group Members and to AquaMed. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of one or more Alliqua Group Members or AquaMed, as the case may be, while other post-Distribution services may be rendered with respect to Proceedings, disputes, or other matters which involve both Alliqua Group Members and AquaMed. With respect to such post-Distribution services and related Privileged Information, the Parties agree as follows:

(i)          All Privileged Information relating to any claims, Proceedings, disputes, or other matters which involve both an Alliqua Group Member and AquaMed shall be subject to a shared Privilege among the Alliqua Group Members and AquaMed involved in the claims, Proceedings, disputes, or other matters at issue; and

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(ii)         Except as otherwise provided in Section 6.4(b)(i), Privileged Information relating to post-Distribution services provided solely to one or more Alliqua Group Members or AquaMed shall not be deemed shared between the Alliqua Group and AquaMed; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Alliqua Group Members and AquaMed (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable law.

(c)          Further Agreements Regarding Privileged Information. The Parties agree as follows regarding all Privileged Information with respect to which the Alliqua Group and AquaMed shall have a shared Privilege under Section 6.4(a) or 6.4(b):

(i)          Subject to Section 6.4(c)(iii) and 6.4(c)(iv), no Alliqua Group Member may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable law, and in which AquaMed has a shared Privilege, without the written consent of AquaMed, which shall not be unreasonably withheld or delayed, and AquaMed may not waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable law, and in which any Alliqua Group Member has a shared Privilege, without the written consent of such Alliqua Group Member, which shall not be unreasonably withheld or delayed.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after a written request seeking such consent;

(ii)         If a dispute arises regarding whether a Privilege should be waived to protect or advance the interest of any Party or any of its subsidiaries, each Party agrees that it shall, and it shall cause its subsidiary to, negotiate in good faith to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive a Privilege for any purpose except to protect the legitimate interests of itself or any of its subsidiaries;

(iii)        If, within fifteen (15) days of receipt of written objection to a requested waiver, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the interest of itself or any of its subsidiaries, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to the grant of such waiver. Each Party agrees that failure within fifteen (15) days of receipt of such notice to commence Proceedings in accordance with Section 6.3 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Party’s agree that if any Proceeding to resolve any such dispute is commenced any such Privilege shall not be waived by either Party until the final determination of such dispute; and

(iv)        In the event of any Proceeding or dispute between any Alliqua Group Member and AquaMed, other than to resolve a Privilege waiver under this Section 6.4, any Alliqua Group Member and AquaMed may waive a Privilege in which there is a shared Privilege, without obtaining the consent of the other holder of the shared Privilege; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the Proceeding or dispute between the Alliqua Group Member(s) and AquaMed, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

6.5          Non-Solicitation.

(a)          AquaMed shall not, during the Restricted Period, whether for its own account or for the account of any Person, solicit, endeavor to entice away from any Alliqua Group Member, or otherwise interfere with the relationship of any of Alliqua Group Member with, any Person that, during the Restricted Period, is employed by or otherwise engaged to perform services for any Alliqua Group Member.

(b)          Neither Alliqua nor any other Alliqua Group Member, shall, during the Restricted Period, whether for its own account or for the account of any Person, solicit, endeavor to entice away from AquaMed, or otherwise interfere with the relationship of AquaMed with, any Person that, during the Restricted Period, is employed by AquaMed.

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6.6          Employee Matters.

(a)          Schedule 6.6(a) identifies those employees of Alliqua that it is anticipated will commence working for AquaMed as of the Closing (the “Continuing Employees”). As of the Closing, the salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements with respect to the Continuing Employees shall be the sole responsibility of AquaMed, on such terms, if any, that AquaMed may determine to provide to such Continuing Employees. On and after the Closing Date, Alliqua shall, or shall cause one or more Alliqua Group Members to, assume or retain, and Alliqua hereby agrees to (or to cause an Alliqua Group Member to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Alliqua Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all of the employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for any Alliqua Group Member before, on or after the Closing Date, and (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Alliqua Group employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for AquaMed before the Closing Date, and notwithstanding anything in this Agreement to the contrary, Liabilities arising in connection with any claims by any service provider to any Alliqua Group Member for severance or other rights on account of a change in control in connection with the transactions contemplated by the this Agreement.

(b)          With respect to each employee benefit plan maintained by AquaMed or a subsidiary of AquaMed in which the Continuing Employees become eligible to participate on or after the Closing, the Continuing Employees shall be given credit for all service with Alliqua for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to AquaMed.

(c)          Notwithstanding the foregoing, this Section 6.6 is not intended to and shall not (i) create any third party rights, (ii) require AquaMed or its subsidiaries to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iii) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

(d)          Effective as of the Closing Date: (i) AquaMed shall cease to be a participating company in any Alliqua Benefit Plan; and (ii) except as required by applicable Legal Requirements, each AquaMed Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Alliqua Benefit Plan; provided, that Alliqua shall be responsible for satisfying obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, to provide continuation coverage and notice of such coverage to employees of AquaMed and their eligible dependents who suffer a “qualifying event” on or before the Closing Date, including the closing of the transactions contemplated by this Agreement.

(e)          As soon as reasonably practicable following the Closing Date, Alliqua (acting directly or through an Affiliate thereof) shall cash out each AquaMed Employee for the value of accrued but unused vacation time and other time-off benefits as such AquaMed Employee had with the Alliqua Group as of immediately before the Closing Date.

(f)          With respect to claims for workers’ compensation, (a) AquaMed shall be responsible for claims in respect of AquaMed Employees, only if the incident giving rise to such claim occurs after the Closing Date, and (b) Alliqua shall be responsible for all claims in respect of Alliqua Group Employees and Former Employees and AquaMed Employees, if the incident giving rise to such claim occurs or occurred on or prior to the Closing Date, or is asserted by or on behalf of former employees who terminated employment with the Alliqua Group and/or AquaMed before the Closing Date.

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(g)          Alliqua shall cause the Alliqua 401(k) Plan to provide that effective on the Closing Date, all account balances of AquaMed Employees under the Alliqua 401(k) Plan shall be fully vested and nonforfeitable. Not later than sixty (60) days following the Closing Date (or such later time as mutually agreed by the Parties), Alliqua shall cause the Alliqua 401(k) Plan to make distributions available to AquaMed Employees in connection with the separation of such AquaMed Employees from service to any Alliqua Group Member; provided that Alliqua shall cause the Alliqua 401(k) Plan to continue to accept repayment of outstanding participant loans by AquaMed Employees following the Closing Date until such loans are repaid in full, or until the participant elects to receive a distribution of such participant’s account balance under the Plan, whichever is earlier. On and after the Closing Date, (i) the Alliqua 401(k) Plan shall continue to be responsible for Liabilities in respect of all participants under the Alliqua 401(k) Plan; provided that AquaMed Employees shall cease to be eligible to contribute to, or otherwise accrue additional benefits under, the Alliqua 401(k) Plan effective as of the Closing Date.

(h)          With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Alliqua shall cause the Alliqua Welfare Plans to fully perform, pay and discharge all claims of AquaMed Employees that are incurred prior to the Closing Date. Except as otherwise provided in Section 6.6(d), Alliqua shall not be responsible to perform, pay or discharge claims of AquaMed Employees that are incurred on and after the Closing Date.

(i)          Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of any award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

Article 7

TERMINATION

7.1          Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of Alliqua and AquaMed;

(b)          by Alliqua if the Closing has not taken place on or before February 15, 2019 (other than as a result of any failure on the part of Alliqua to comply with or perform its covenants and obligations under this Agreement);

(c)          by AquaMed if the Closing has not taken place on or before February 15, 2019 (other than as a result of any failure on the part of AquaMed to comply with or perform any covenant or obligation set forth in this Agreement);

(d)          by either Alliqua or AquaMed, if a court of competent jurisdiction or other Governmental Body shall have issued an Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contribution or the Distribution; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the issuance of such Order or the taking of such action is attributable to the failure of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing;

(e)          by Alliqua, if any of AquaMed’s covenants or representations and warranties contained in this Agreement shall have been breached in any material respect, if (i) such breach would cause any of the conditions in ARTICLE 2 or ARTICLE 3 not to be satisfied; and (ii) such breach (if curable) is not cured by AquaMed within thirty (30) calendar days after receiving written notice from Alliqua of such breach;

(f)          by AquaMed if any of Alliqua’s covenants or representations and warranties contained in this Agreement shall have been breached in any material respect, in either case if (i) such inaccuracy or breach would cause the conditions in ARTICLE 2 or ARTICLE 3 not to be satisfied; and (ii) such inaccuracy or breach (if curable) is not cured by Alliqua within thirty (30) calendar days after receiving written notice from AquaMed of such inaccuracy or breach;

7.2           Termination Procedures. If Alliqua wishes to terminate this Agreement pursuant to and in accordance with Section 7.1, Alliqua shall deliver to AquaMed a written notice stating that Alliqua is terminating this Agreement and setting forth a description of the basis on which Alliqua is terminating this Agreement. If AquaMed wishes to terminate this Agreement pursuant to and in accordance with Section 7.1, AquaMed shall deliver to Alliqua a written notice stating that AquaMed s terminating this Agreement and setting forth a description of the basis on which AquaMed is terminating this Agreement.

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7.3          Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that no Party shall be relieved of any obligation or Liability arising from any willful breach by such Party of any covenant contained in this Agreement.

Article 8

INDEMNIFICATION

8.1          Indemnification by Alliqua.

(a)          From and after the Closing Date (but subject to the limitations set forth in this ARTICLE 8), Alliqua shall indemnify and hold harmless each of the AquaMed Indemnitees against, and shall reimburse each of the AquaMed Indemnitees for, any Damages (regardless of whether or not such Damages relate to a Third Party claim) that are incurred or suffered by any of the AquaMed Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)          any breach of any covenant or obligation or representation of Alliqua contained in this Agreement or in any Ancillary Agreement; or

(ii)         the Retained Alliqua Liabilities.

8.2          Indemnification by AquaMed.

(a)          From and after the Closing Date (but subject to the limitations set forth in this ARTICLE 8), AquaMed shall indemnify and hold harmless each of the Alliqua Indemnitees against, and shall reimburse each of the Alliqua Indemnitees for, any Damages (regardless of whether or not such Damages relate to a Third Party claim) that are incurred or suffered by any of the Alliqua Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)          any breach of any covenant or obligation or representation of AquaMed contained in this Agreement or in any Ancillary Agreement;

(ii)         the Alliqua Contributed Contracts, whether arising prior to, on, or after the Closing Date;

(iii)        ownership, use, or operation of the Contributed Alliqua Assets after the Closing; Date;

(iv)        the AquaMed Liabilities; or

(v)         the conduct of the AquaMed Business prior to, at or after the Closing.

8.3          Procedures.

(a)          Promptly after any Indemnitee becomes aware of any event or circumstance that would reasonably be expected to constitute or give rise to any claim for indemnification pursuant to this ARTICLE 8, such Indemnitee shall take all commercially reasonable efforts to mitigate and minimize all Damages that may result from such event or circumstance (it being understood that nothing in this Section 8.3 shall limit such Indemnitee’s right to seek indemnification hereunder with respect to any costs of such mitigation).

(b)          Each Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under this ARTICLE 8. The amount of any Damages for which indemnification is provided under this ARTICLE 8 to an Indemnitee shall be net of any amounts recovered or recoverable by such Indemnitee under insurance policies with respect to such Damages, but shall also include (i) reasonable out-of-pocket costs and expenses relating to collection under such insurance policies; and (ii) any deductibles under insurance policies to the extent paid or by which insurance proceeds were reduced and any increases in premiums.

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(c)          Subject to any injunction or other equitable remedies that may be available to the Alliqua Indemnitees or the AquaMed Indemnitees, from and after the Closing Date, the Indemnitors shall not be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to the Indemnitees with respect to the matters contemplated by this Agreement except as expressly provided in this ARTICLE 8 and in accordance with the provisions of Section 9.11, and, subject to the foregoing, this ARTICLE 8 provides the exclusive remedy and cause of action of Indemnitees against any Indemnitor with respect to any matter arising out of or in connection with this Agreement; provided, however, that no claim against an Indemnitor for fraud by such Indemnitor shall be subject to the limitations of this Section 8.3.

8.4          Defense of Third-Party Claims. In the event of the assertion of any claim or commencement of any Proceeding by any Person other than a Alliqua Group Member or AquaMed with respect to which any Indemnitee may be entitled to indemnification pursuant to this ARTICLE 8, the Indemnitor shall have the right, at its election and expense, to proceed with the defense of such Proceeding on its own with counsel reasonably satisfactory to the Indemnitee(s); provided, however, that the Indemnitor shall not settle or compromise any such Proceeding without the prior written consent of the Indemnitee(s), which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee(s) shall give the Indemnitor prompt written notice after the Indemnitee becomes aware of the commencement of any such Proceeding against the Indemnitee(s); provided, however, any failure on the part of the Indemnitee(s) to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor, or limit any of the rights of the Indemnitee(s), under this ARTICLE 8, except to the extent such failure prejudices the defense of such Proceeding. If the Indemnitor elects to assume and control the defense of any such Proceeding: (a) at the request of the Indemnitor, the Indemnitee(s) shall make available to the Indemnitor any documents and materials in the possession of the Indemnitee(s) that may be necessary or useful to the defense of such Proceeding; (b) the Indemnitor shall keep the Indemnitee(s) reasonably informed of all material developments relating to such Proceeding; and (c) the Indemnitee(s) shall have the right to participate in the defense of such Proceeding at the Indemnitee’s own expense. If the Indemnitor does not elect to proceed with the defense of any such Proceeding, or fails to so proceed in a timely manner, the Indemnitee(s) may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitor and at Indemnitors’ expense; provided, however, that the Indemnitee(s) may not settle or compromise any such Proceeding without the prior written consent of the Indemnitor which consent may not be unreasonably withheld, conditioned or delayed.

8.5          Ancillary Agreements.  If an Ancillary Agreement contains provisions for indemnification of any Party thereto, any claim for indemnification arising under that Ancillary Agreement or for breach of the Ancillary Agreement shall be governed by the Ancillary Agreement and not by this ARTICLE 8.

Article 9

MISCELLANEOUS PROVISIONS

9.1          Tax Matters. On the Closing Date, Alliqua and AquaMed shall enter into the Tax Matters Agreement.

9.2          Insurance Matters.

(a)          The parties intend that the Contributed Alliqua Assets shall include all rights that AqauMed may have as of the Closing Date as a subsidiary or division of Alliqua prior to the Closing Date under any policy of insurance issued to Alliqua by any insurance carrier prior to the Closing Date, including any rights AquaMed may have, as an insured or additional named insured, subsidiary or division, to avail itself, subject to Section 9.2(b), of any such policy of insurance as in effect prior to the Closing Date. In addition, prior to the Closing Date, Alliqua will, at AquaMed’s expense, provide reasonable assistance to AquaMed in connection with AquaMed’s procurement of its own insurance such that the retroactive date of any claims made insurance plicy acquired by AquaMed is the same retroactive date that applies to any Alliqua insurance policy under which AquaMed is an additional insured.

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(b)          With respect to any loss, Liability or damage relating to resulting  from or arising out of Alliqua’s ownership or conduct of the AquaMed Business  on or prior to the  Closing  Date for which Alliqua  would be entitled to assert a claim for recovery under any policy of insurance, including any director’s and officer’s liability insurance,  maintained by or for the  benefit of Alliqua in respect of the AquaMed Business, at the request and sole cost and expense of AquaMed, Alliqua will use commercially reasonable efforts to assert, or to assist  AquaMed to assert, one or more claims  under such  insurance covering such loss,  Liability or damage if AquaMed  is not itself entitled to assert such claim but Alliqua is so entitled.

9.3          Independent Investigation; Sole Representations.  AquaMed acknowledges that has conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the AquaMed Business and Contributed Alliqua Assets. AquaMed acknowledges that it and its Representatives have been provided adequate access to Alliqua Group personnel, properties, premises and records pertaining to the Contributed Alliqua Assets and Alliqua Assumed Liabilities for such purpose.  In entering into this Agreement, AquaMed acknowledges that it has relied upon the aforementioned investigation, review and analysis and on the terms hereof. AquaMed hereby agrees and acknowledges that: (a) none of the Alliqua Group Members nor any of their respective Affiliates or Representatives, make or have made, and neither AquaMed nor AquaMed is relying on, any representation or warranty, express or implied, at law or in equity, with respect to the Contributed Alliqua Assets, the Assumed Alliqua Liabilities, including as to: (i) merchantability or fitness of any Contributed Alliqua Asset for any particular use or purpose; (ii) the operation or use of any Alliqua IP Rights or other technology included in the Contributed Alliqua Assets; (iii) the probable success or profitability of AquaMed or AquaMed; or (iv) any projections, reports or other documents or information relating to the Contributed Alliqua Assets; and (b) other than the indemnification obligations of Alliqua set forth in ARTICLE 8, no Alliqua Group Member or any of their respective Representatives will have or be subject to any Liability or indemnification obligation to AquaMed or to any other Person resulting from the delivery to AquaMed or its respective Representatives of, or their use of, any information relating to the Contributed Alliqua Assets, the Assumed Alliqua Liabilities, including any information, documents or material made available orally or in writing, in any “data room,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of AquaMed, or in any other form in expectation of the transactions contemplated by this Agreement, except for fraud or intentional misrepresentation.

9.4          Publicity. Each of AquaMed and Alliqua may issue an initial press release concerning this Agreement and the Distribution that is approved in advance by such other Party. Thereafter, Alliqua and AquaMed shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Distribution, or any of the other transactions contemplated by this Agreement, but AquaMed and the Alliqua Group Members each shall not issue any press release or make any public statement or filing relating to this Agreement, the Distribution, or the other transactions contemplated by this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing limitations shall not apply to any disclosure of any information concerning this Agreement, the Distribution, or the transactions contemplated by this Agreement: (i) by Alliqua which Alliqua deems appropriate in its reasonable judgment, in light of its status as a company having reporting obligations under Section 13 of the Exchange Act and that offers its securities from time to time in public offerings and private placements under the Securities Act, including in registration statements, prospectuses, private placement memoranda under the Securities Act and reports filed with the SEC under the Exchange Act, to securities analysts and institutional investors and in press interviews; (ii) by AquaMed after the Distribution which AquaMed deems appropriate in its reasonable judgment, in light of its status as a company having reporting obligations under Section 13 of the Exchange Act and that offers its securities from time to time in public offerings and private placements under the Securities Act, including in registration statements, prospectuses, private placement memoranda under the Securities Act and reports filed with the SEC under the Exchange Act, to securities analysts and institutional investors and in press interviews; or (iii) in connection with any dispute between the Parties regarding this Agreement or any Ancillary Agreement or the transactions contemplated thereby.

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9.5          Fees & Expenses.

(a)          Except as otherwise specifically set forth in this Agreement, AquaMed shall bear and pay all fees, costs and expenses that have been incurred or that are in the future  incurred by, on behalf of or for the benefit of AquaMed in connection with the Distribution, including but not limited to preparation and filing of the Form 10, attorneys and accounting fees and expenses, expenses of obtaining any letter ruling from the Internal Revenue Services, all transfer agent and Distribution Agent fees, all stock exchange or application, listing or similar fees, and all costs and expenses related to registration or exemption from registration of the Distribution under the securities laws of states and foreign jurisdictions (collectively, the “AquaMed Transaction Expenses”), all of which (except for up to $100,000) shall be paid in full prior to the closing of the AquaMed Merger. No Alliqua Group Member shall have any liability to any broker, finder, investment banker, or other advisor retained or engaged by AquaMed or any subsidiary thereof or any of their respective Representatives in connection with this Agreement or any of the transactions contemplated by this Agreement (“AquaMed Agent”), and AquaMed shall indemnify and hold Alliqua and AquaMed harmless from any claims by any AquaMed Agent for any fees or compensation.

(b)          Alliqua shall bear and pay all fees, costs and expenses that have been incurred prior to or at the Closing, incurred by, on behalf or for the benefit of each Alliqua Group Member in connection with: (i) the negotiation, preparation and review of this Agreement and the Ancillary Agreements; and (ii) the preparation and submission of any filing or notice required to be made or given by any Alliqua Group Member in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection the contribution of the Contributed Alliqua Assets, including the assignment of Alliqua Contributed Contracts (collectively, the “Alliqua Transaction Expenses”). AquaMed shall have no liability to any broker, finder, investment banker, or other advisor retained or engaged by any Alliqua Group Member or any of their respective Representatives in connection with the transactions contemplated by this Agreement (“Alliqua Agent”), and Alliqua indemnify and hold AquaMed harmless from any claims by any Alliqua Agent for any fees or compensation.

9.6          Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.7          Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) at the time and date of delivery, when delivered by hand; (b) the next Business Day if sent by next Business Day courier service; (c) at the time and date of delivery, if sent by facsimile or electronic transmission before 5:00 p.m. in New York City, New York, when the date and time of transmission is confirmed by the transmitting equipment; (d) on the next Business Day, if sent by facsimile or electronic transmission after 5:00 p.m. in New York, New York, when the date and time of transmission is confirmed by the transmitting equipment; in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to AquaMed:

2150 Cabot Blvd. West, Suite B

Langhorne, PA 19047

Attention: President

with a copy (which shall not constitute notice) to:

Kaufman & Associates, LLC

190 Motor Parkway, Suite 202

Hauppauge, New York 11788

Attention: Neil M. Kaufman

Facsimile: (631) 410-1007

nkaufman@kaufman-associates.com

If to Alliqua:

2150 Cabot Blvd. West, Suite B

Langhorne, PA 19047

Attention: David Johnson

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9.8          Headings. The headings and titles of Articles, Sections and paragraphs contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.9          Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.10        Governing Law; Venue.

(a)          This Agreement and all claims or causes of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of Delaware. Each of the parties hereto: (i) consents to and submits to the exclusive jurisdiction and venue of the courts of the State of Delaware or the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that, except as provided for in Section 9.10(b), all claims in respect of any such Proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of Alliqua and AquaMed hereby agrees that service of any process, summons, notice or document in accordance with the provisions of Section 9.7 shall be effective service of process for any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.

(b)          Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification pursuant to Article 8 shall be brought and resolved exclusively in accordance with Article 8; provided, however, that nothing in this Section 9.10(b) shall prevent any party from seeking injunctive and other equitable relief from a court of competent jurisdiction in compliance with Section 9.10(a).

9.11        Successors and Assigns; Parties in Interest.

(a)          This Agreement shall be binding upon AquaMed and its successors and assigns (if any), and Alliqua and its successors and assigns (if any). This Agreement shall inure to the benefit of AquaMed, Alliqua, the Indemnitees, and the respective successors and assigns (if any) of the foregoing.

(b)          Neither Alliqua nor AquaMed may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or delegation not made in compliance with this Section 9.11 shall be void.

(c)          Except with respect to the Indemnitees and the provisions of ARTICLE 8 none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any). After the Closing, the Indemnitees shall be third-party beneficiaries of, and entitled to enforce, ARTICLE 8, but no consent of the Indemnitees, or any of them, shall be required to amend any provision of the Agreement, including the provisions of ARTICLE 8 either before or after Closing. Without limiting the generality of the foregoing, no creditor of AquaMed or of any Affiliate of AquaMed, or of Alliqua or any of Affiliate of Alliqua, shall have any rights under this Agreement or any of the Ancillary Agreements.

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9.12        Specific Performance. Alliqua and AquaMed acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, Alliqua or AquaMed shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Alliqua and AquaMed each hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.13        Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.14        Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Alliqua and AquaMed.

9.15        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, and this Agreement shall be enforceable as so modified.

9.16        Entire Agreement. This Agreement and the Ancillary Agreements set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

9.17        Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

[Signature Page to the Asset Contribution Agreement Follows]

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

Alliqua BioMedical, Inc.
a Delaware Corporation

By:	/

Title:	Chief Executive Officer

AquaMed Technologies, Inc.
a Delaware Corporation

By:

Title:	Chief Executive Officer

[Signature Page to the Asset Contribution Agreement]

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Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Access Period shall mean the period of time commencing on the Closing Date and ending on the earliest date by which each Party has filed its Annual Report on Form 10-K with the SEC containing the report of its registered independent public accountant as to the audit of financial statements and control over internal financial reporting for the earlier of the fiscal year during which the Distribution occurs or the fiscal year during which Alliqua ceases to consolidate the financial statements of AquaMed with those of Alliqua for financial reporting purposes

Affiliate shall mean with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Agreement shall mean the Asset Contribution and Separation Agreement to which this Exhibit A is attached (including the Schedules and all other attachments and exhibits thereto), as it may be amended from time to time.

Alliqua shall have the meaning set forth in the preamble to the Agreement.

Alliqua 401(k) Plan shall mean the Alliqua, Inc. 401(k) Profit Sharing Plan and Trust.

Alliqua Agent shall have the meaning set forth in Section 9.5(b).

Alliqua Benefit Plan shall mean any Benefit Plan sponsored, maintained or contributed to by any Alliqua Group Member or any ERISA Affiliate thereof as of the Closing Date.

Alliqua Board shall mean the board of directors of Alliqua.

Alliqua Business shall mean all business activities conducted by Alliqua other than the AquaMed Business.

Alliqua Contributed Contract shall have the meaning set forth in Section 1.1(f).

Alliqua Contributed Equipment shall have the meaning set forth in Section 1.2(d).

Alliqua Contributed Inventory shall have the meaning set forth in Section 1.2 (e).

Alliqua Contributed IP shall have the meaning set forth in Section 1.1(b).

Alliqua Contributed Patents shall have the meaning set forth in Section 1.1(a).

Alliqua Contributed Raw Materials shall have the meaning set forth in Section 1.1(c).

Alliqua Contributed Records shall have the meaning set forth in Section 1.2 (g).

Alliqua Group shall mean all of Alliqua’s subsidiaries and other Entities the financial statements of which are consolidated with those of Alliqua for financial reporting purposes under GAAP, but excluding AquaMed.

Alliqua Group Employee shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, as of the Closing Date, is employed by any Alliqua Group Member.

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Alliqua Group Member shall mean any Entity that is part of the Alliqua Group.

Alliqua Indemnitees shall mean any and all of the following Persons: (a) each Alliqua Group Member; (b) each Representative of any Alliqua Group Member, and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence.

Alliqua IP Rights shall mean (A) all IP Rights owned exclusively by Alliqua or jointly owned by Alliqua and one or more Third Parties, and (B) all Alliqua Third Party IP Rights.

Alliqua Third Party IP Rights shall mean any IP Right licensed to Alliqua by a Third Party.

Alliqua Transaction Expenses shall have the meaning set forth in Section 9.5           (b).

Alliqua Welfare Plans shall mean those welfare benefit plans (including each “welfare benefit plan” within the meaning of Section 3(1) of ERISA) maintained by any Alliqua Group Member in respect of Alliqua Group Employees or AquaMed Employees as of the Closing Date.

Ancillary Agreements shall mean: (a) the Tax Matters Agreement and (b) the Assumption Agreement.

AquaMed shall have the meaning set forth in the preamble to the Agreement.

AquaMed Agent shall have the meaning set forth in Section 9.5(a).

AquaMed Business shall mean the development and manufacturing of aqueous polymer hydrogels conducted by or on behalf of AquaMed.

AquaMed Common Stock shall mean the common stock of AquaMed, $0.001 par value per share.

AquaMed Employee shall mean an active employee or an employee on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, as of the Closing Date, is employed by AquaMed.

AquaMed Indemnitees shall mean any and all of the following Persons: (a) AquaMed; (b) each Representative of AquaMed; and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence.

AquaMed Merger Agreement shall have the meaning set forth in Section 2.6.

AquaMed Shares shall have the meaning set forth in Section 1.2.

AquaMed Transaction Expenses shall have the meaning set forth in Section 9.5(a).

Assumed Alliqua Liabilities shall have the meaning set forth in Section 1.3(c).

Assumption Agreement shall have the meaning set forth in Section 1.3(c).

Benefit Plan shall mean, with respect to any Alliqua Group Member or AquaMed, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation right, restricted stock, other equity-based compensation plan, or life, health, hospitalization, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

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Business Day shall mean any day other than a Saturday, Sunday or a day on which banking institutions in California are authorized or obligated by Legal Requirement or executive order to be closed.

Carve-Out Balance Sheet shall mean the carve-out balance sheet of AquaMed attached hereto on Schedule 1.3(a).

Closing Date shall have the meaning set forth in Section 1.6(a).

Closing shall have the meaning set forth in Section 1.6(a).

Code shall mean the Internal Revenue Code of 1986, as amended.

Confidential Information shall have the meaning set forth in Section 6.3(a).

Consent shall mean any approval, consent, permission or authorization (including any Governmental Authorization).

Continuing Employees shall have the meaning set forth in Section 6.6(a).

Contract shall mean any written agreement, contract, instrument, deed, purchase order or legally binding written undertaking.

Contributed Alliqua Assets shall have the meaning set forth in Section 1.1.

Contribution shall mean (a) the contribution of the Contributed Alliqua Assets to AquaMed and (b) the assumption by AquaMed of the AquaMed Liabilities, in exchange for AquaMed Shares.

Copyrights shall mean all copyrights, copyright registrations and applications therefor and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations.

Damages shall mean any claim, loss, damage, liability, judgment, award, fee or expense (including reasonable expenses of investigation and reasonable attorneys’ experts’, accounting, or advisory fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto), including any incidental, indirect or consequential damages, losses, liabilities or expenses.

Distribution shall have the meaning set forth in Section 4.1.

Distribution Agent shall mean a transfer agent appointed by Alliqua to provide services at the sole cost and expense of AquaMed in connection with the distribution of the AquaMed Shares to the Record Holders pursuant to the Distribution.

Encumbrance shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated association, or other entity.

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ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Form 10 shall mean a registration statement on Form 10 for the registration of AquaMed Common Stock under Section 12(b) or Section 12(g) of the Exchange Act, including all exhibits to and amendments thereof, in form and substance as required by the Exchange Act and the rules and regulations of the SEC.

Former Employee shall mean any individual who was employed before the Closing Date by a Alliqua Group Member or AquaMed but who, as of the Closing Date, is not employed by a Alliqua Group Member or AquaMed.

GAAP shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization shall mean any permit, license, registration, qualification or authorization issued by any Governmental Body.

Governmental Body shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, (c) any self-regulatory organizations; or (d) any agency, commission or similar body or authority of any Governmental Body described in “(a),” “(b)” or “(c)”of this sentence.

Indemnitees shall mean the Alliqua Indemnitees, the AquaMed Indemnitees and the AquaMed Indemnitees.

Indemnitor shall mean the Party having an obligation to indemnify an Indemnitee.

Information Statement shall mean an information statement, containing all of the information required by Schedule 14C of the rules and regulations of the SEC under the Exchange Act, included as an exhibit to the Form 10 on the date the Form 10 becomes effective under the Exchange Act.

IP Rights shall mean any and all of the following: Copyrights, Patent Rights, Trademark Rights, trade secrets and other intellectual property rights.

Legal Requirement shall mean any law, statute, rule or regulation issued, enacted or promulgated by any Governmental Body.

Liability shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order shall mean any order, judgment, decree, injunction, ruling, decision or award issued by any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

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Party shall mean Alliqua or AquaMed, as the context requires.

Patent Rights shall mean all issued patents and pending patent applications in any country or patent-granting region, including all provisional applications, international (PCT) applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

Permitted Encumbrance shall mean any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alliqua Group.

Person shall mean any natural person, Governmental Body, or Entity.

Proceeding shall mean any demand, action, claim, lawsuit, countersuit, arbitration, inquiry, subpoena, case, litigation, or other proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Body, or any arbitrator or arbitration panel.

Record Date shall mean the date designated by the Alliqua Board for determining holders of Alliqua common shares entitled to receive AquaMed Shares in the Distribution.

Record Holder shall mean each holder of record of Alliqua common shares at the close of business on the Record Date, as determined by the records of Alliqua common share ownership maintained by the Distribution Agent.

Regulatory Filings shall mean, collectively: (a) all applications or filings (including counterparts of any of the foregoing in any country or region) required by any Government Body in connection with the development, manufacture, sales, import, export, or other provision to any Person of a AquaMed product or a Alliqua product; and (b) all supplements and amendments to any of the foregoing.

Representatives shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

Restricted Period shall mean a period of three years commencing on the Closing Date.

Retained Alliqua Liabilities shall have the meaning set forth in Section 1.3(b).

SEC shall mean the United States Securities and Exchange Commission or any successor Governmental Body.

Securities Act shall mean the Securities Act of 1933, as amended from time to time.

Tax shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Body.

Third Party shall mean any Person other than (a) a Alliqua Group Member, (b) AquaMed, (c) any Affiliate of any Alliqua Group Member or AquaMed, or (d) any officer or director or any Entity described in (a), (b) or (c) of this sentence.

Trademark Rights shall mean all registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names and applications for registration of trade names.

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